UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PRA Group, Inc.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations in the Americas, Europe and Australia. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit originators, which include banks and other types of consumer, retail and auto finance companies. We purchase portfolios of nonperforming loans at a discount in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loans, which we purchased because either the credit grantor and/or other third-party collection agencies have been unsuccessful in collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting on nonperforming loan accounts where the customer is involved in a bankruptcy proceeding or the equivalent in some European countries. We also provide fee-based services on class action claims recoveries and by servicing of consumer bankruptcy accounts in the United States (“U.S.”). For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”) as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2022. The information contained on, or that can be accessed through, our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

 Notice of Annual Meeting of Stockholders

DATE:	Thursday, June 9, 2022
TIME:	9:30 a.m. Eastern Time
LOCATION:	Virtual Meeting
RECORD DATE:	April 13, 2022

The PRA Group, Inc. (the “Company”) 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, June 9, 2022 beginning at 9:30 a.m. Eastern Time. While the dynamics with regard to the coronavirus (“COVID-19”) pandemic are changing, including the loosening of pandemic-related restrictions in some areas, out of an abundance of caution and consistent with our desire to protect the safety and welfare of our stockholders, directors and employees, the Annual Meeting will be held in virtual format only. Instructions on how to access and participate in the Annual Meeting are provided under “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 1 of the enclosed Proxy Statement. Only stockholders of record as of the close of business on April 13, 2022 are entitled to receive notice of, and to vote during, the Annual Meeting.

At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of the 11 directors named in the accompanying Proxy Statement for a one-year term;

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022;

•	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;

•	Approval of the Company’s 2022 Omnibus Incentive Plan; and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

We are providing access to our proxy materials by internet in accordance with the SEC’s “notice and access” rules. These rules permit us to provide access to our proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2021 Annual Report to Stockholders, by notifying you of their availability on the internet instead of mailing printed copies. Accordingly, on or about April 28, 2022, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will provide instructions on how to access and review our proxy materials on the internet and request printed copies. Stockholders will not receive printed copies of our proxy materials unless they request such copies. If requested, printed copies will be available free of charge. We believe that providing our proxy materials through the internet increases the ability of our stockholders to access the information they need while simultaneously reducing the environmental impact and cost to the Company of the Annual Meeting.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you requested and received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

LaTisha Owens Tarrant
Corporate Secretary April 28, 2022

YOU CAN VOTE IN ONE OF FOUR WAYS

Visit www.AALvote.com/PRAA to vote VIA THE INTERNET	If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Call (866) 804-9616 to vote BY TELEPHONE	Attend the Annual Meeting virtually and vote via the link provided.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 9, 2022: The Company’s Proxy Statement and 2021 Annual Report to stockholders are available at
www.viewproxy.com/PRAGroup/2022.

PRA Group, Inc.

2022 Proxy Statement

2022 Proxy Statement | PRA Group

Proxy Summary

This summary highlights certain information contained elsewhere in the Proxy Statement but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Thursday, June 9, 2022 at 9:30 a.m. Eastern Time

Location:	Virtual Meeting

Record Date:	April 13, 2022

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference

Proposal 1:	Elect the 11 directors named in this Proxy Statement for a one-year term.	FOR	10

Proposal 2:	Ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2022.	FOR	15

Proposal 3:	Advisory vote to approve the compensation of our named executive officers (“NEOs”).	FOR	19

Proposal 4:	Approval of our 2022 Omnibus Incentive Plan.	FOR	38

Corporate Governance Highlights

Independent Oversight

•  A substantial majority of our Board of Directors (“Board”) is independent (9 of 11 directors).

•  Our Board Committees are comprised solely of independent directors.

•  We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person or virtual Board meeting.

•  The roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separate.

•  Our Compensation Committee engages an independent compensation consultant to advise and support the Compensation Committee’s work.

Board Refreshment	• Our Board and all Board Committees conduct annual performance evaluations. • Our directors cannot stand for re-election after they reach the age of 75.

Stockholder Rights and Alignment

•  Our stockholders have the right to call special meetings.

•  Our directors are elected annually.

•  Our directors must be elected by a majority of the votes cast in uncontested elections.

•  We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.

•  All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of a restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officer’s equity award or employment agreement.

Environmental, Social and Governance (“ESG”)

•  We have formally assigned oversight for significant ESG matters to our Nominating and Corporate Governance Committee.

•  Management oversight of ESG is provided by an ESG Steering Committee, which is comprised of senior members of management and operates pursuant to a written charter.

•  We have adopted a Statement on Human Rights.

•  We have adopted a Political Contributions Statement.

Hedging/Pledging	• Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions and may not pledge our common stock.

2022 Proxy Statement | PRA Group i

Director Dashboard

We are led by directors whose qualifications, experience and backgrounds support the effective oversight of our business and affairs, further our strategic goals and provide valued guidance to management. The charts below reflect key data about our Board.

Board Diversity Matrix (As of March 31, 2022)

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	8	0	0

Part II: Demographic Background

African American or Black	1	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	1	0	0

Hispanic or Latinx	1	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	7	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+		1

Did Not Disclose Demographic Background		0

ii PRA Group | 2022 Proxy Statement

Company Performance Highlights

•	Total cash collections (collections on our owned finance receivables portfolios) were a record $2.06 billion in 2021, compared to the previous record of $2.01 billion in 2020.

•	Total revenues were a record $1.1 billion in 2021, compared to the previous record of $1.07 billion in 2020.

•	Total operating expenses were $720.7 million in 2021, compared to $715.7 million in 2020.

•	Net income attributable to the Company was a record $183.2 million in 2021, compared to $149.3 million in 2020.

•

Our cash efficiency ratio (cash receipts, which are cash collections plus fee income, less operating expenses, divided by cash receipts) was a record 65.3% in 2021, which increased from the previous record of 64.5% in 2020.

•	Portfolio acquisitions were $972.3 million in 2021, compared to $905.1 million in 2020.

•

Estimated remaining collections (the sum of all future projected cash collections on our owned finance receivables portfolios) decreased to $6.01 billion at the end of 2021 compared to $6.46 billion at the end of 2020.

GREW CASH COLLECTIONS 3% TO $2.06B	TOTAL REVENUE INCREASED 3% TO $1.1B	PORTFOLIO ACQUISITIONS INCREASED 7% TO $972.3M	NET INCOME ATTRIBUTABLE TO THE COMPANY INCREASED 23% TO $183.2M

Investor Outreach and Engagement

We value input from our stockholders on our business and communicate regularly with them to better understand their perspectives. Throughout 2021, our CEO, Chief Financial Officer (“CFO”) and Senior Vice President of Finance and Investor Relations engaged with our investors to discuss the Company, our financial performance and other relevant matters and to address any questions or concerns. We also communicate with our stockholders through other avenues, including our SEC filings, news releases, investor conferences and website. In addition, we hold quarterly conference calls, which are attended by our investors and open to the public, to discuss our financial results.

2022 Proxy Statement | PRA Group iii

120 CORPORATE BOULEVARD

NORFOLK, VIRGINIA 23502

Proxy Statement

Annual Meeting of Stockholders

June 9, 2022

Purpose

This Proxy Statement is being made available to stockholders on or about April 28, 2022 in connection with a solicitation by the Board of PRA Group, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements. The Annual Meeting will be held virtually on Thursday, June  9, 2022 at 9:30 a.m. Eastern Time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date

At the close of business on April 13, 2022, which is the record date for the Annual Meeting (the “Record Date”), there were 40,149,549 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of our common stock entitled to vote, represented in person or by proxy, must be present. Abstentions and broker shares that include “broker non-votes” that are present and entitled to vote are counted as present for purposes of determining a quorum. See “Broker Non-Votes” on page 46 of this Proxy Statement for an explanation of what constitutes a broker non-vote.

Vote Required

Each stockholder will have one vote for each share of our common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the election of the 11 directors named in this Proxy Statement for a one-year term (“Proposal 1”);

•	FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2022 (“Proposal 2”);

•	FOR the approval, on a non-binding advisory basis, of the compensation of our NEOs (“Proposal 3”); and

•	FOR the approval of our 2022 Omnibus Incentive Plan (“Proposal 4”).

With respect to Proposal 1, each director nominee will be elected by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on Proposal 1. Proposal 2, Proposal 3 and Proposal 4 will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 2, Proposal 3 and Proposal 4. However, broker non-votes will have no effect on these proposals.

Instructions for Attending and Participating in the Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. However, stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.

2022 Proxy Statement | PRA Group 1

The Annual Meeting will begin at 9:30 a.m. Eastern Time on Thursday, June 9, 2022. In order to attend and participate in the Annual Meeting, including voting your shares and submitting questions, you must register at www.viewproxy.com/PRAGroup/2022 by 11:59 p.m. Eastern Time on June 6, 2022. If you are a record holder, you must register using the virtual control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you requested and received a printed copy of the proxy materials). If you hold your shares beneficially through a bank, broker or other nominee, and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares, then you may access, participate in and vote at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares and submit questions during and before the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares or submit questions) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/PRAGroup/2022.

On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation. We encourage you to check in by 9:15 a.m. Eastern Time on June 9, 2022, the day of the Annual Meeting, so that any technical difficulties may be addressed before the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting live webcast during the meeting, please email VirtualMeeting@viewproxy.com or call (866) 612-8937.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance via the internet, by telephone or by mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 PRA Group | 2022 Proxy Statement

Corporate Governance

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and our stockholders. Our Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and our stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that the decision of whether to have the same individual occupy the offices of Chairman of the Board (“Chairman”) and CEO should be made by our Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and our stockholders.

Currently, the roles of Chairman and CEO are separated, which our Board believes is appropriate. Separation of the roles allows Mr. Stevenson to focus on managing the daily operations of the Company in his role as President and CEO, while Mr. Fredrickson, in his role as Chairman, oversees our Board’s significant functions. Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and our stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director will be selected by the independent directors whenever the individual selected to serve as Chairman is also the CEO or otherwise not independent. Lance L. Weaver currently serves as the Lead Independent Director since Mr. Fredrickson is not independent. Mr. Weaver’s duties and responsibilities as the Lead Independent Director include:

•	having the authority to call and presiding at all meetings of the independent directors;

•	consulting with the Chairman and CEO concerning the agenda for Board meetings and approving the agenda for Board meetings;

•	serving as liaison between the independent directors and the Chairman;

•	being available to advise Committee chairs in fulfilling their designated roles and responsibilities with our Board;

•	being available for consultation and direct communication with stockholders where appropriate, upon reasonable request; and

•	leading the annual evaluation of the Chairman and CEO.

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, backgrounds, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee relies on suggestions and recommendations from directors, stockholders, management and others, including from time to time executive search and board advisory firms. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees.

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit a written notice to our Corporate Secretary following the procedures set forth in our Amended and Restated By-Laws (“By-Laws”), as described under “Stockholder Proposals” on page 46 of this Proxy Statement.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on our Board that all directors must possess, including the following:

•	high integrity and ethical standards;

•	commitment to representing the long-term interests of stockholders;

2022 Proxy Statement | PRA Group 3

Corporate Governance

•	a proven record of success in the individual’s field;

•	an understanding of, and respect for, good corporate governance practices;

•	a high degree of financial literacy;

•	experience leading complex organizations;

•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;

•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and

•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider self-identified diversity characteristics, including race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics each director must possess, our Board and the Nominating and Corporate Governance Committee have identified the following qualifications, experiences, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities:

Desired Skills and Experience	Our Board as a whole should:

Financial Industry	understand the complex financial and highly regulated environment in which our business operates in order to evaluate our operating and strategic performance.

Government and Regulatory	have experience in compliance with international, federal and state laws, regulations and agencies because our business is heavily regulated and directly affected by governmental and regulatory actions.

Information Technology and Cybersecurity	have experience with information technology because our business relies on data and information technology and we face threats of business or technology disruptions and/or cyber incidents.

International/Global	have a global perspective and international experience useful in evaluating our operating and strategic performance and growth because our business and strategy are global.

Public Company	have a comprehensive understanding of the complex financial and legal issues facing U.S. public companies because we are a publicly-traded company regulated by the SEC and listed on the NASDAQ Stock Market (“NASDAQ”).

Risk Oversight	have a comprehensive understanding of the risks facing our business and industry and the policies and procedures that are appropriate for effective risk oversight and mitigation.

Strategic Planning	have experience setting a long-term corporate vision, assessing geographies in which to operate, and evaluating competitive positioning and a comprehensive understanding of transformation planning processes to support the development of, and modifications to, our strategic plan.

Board Committees

The standing Committees of our Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. Effective April 1, 2021, our Board replaced the Compliance Committee with the Risk Committee to oversee all significant enterprise risks, including the compliance and regulatory risks historically overseen by the Compliance Committee, but excluding financial risks, which continue to be overseen by the Audit Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investors page of our website at www.pragroup.com. All members of the standing Committees are independent as defined by NASDAQ listing standards and SEC rules. In addition, each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Audit Committee is an “audit committee financial expert” as defined by the Exchange Act. Each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees as of March 31, 2022 is included in the following chart.

4 PRA Group | 2022 Proxy Statement

Corporate Governance

Audit

Members: Marjorie M. Connelly, Chair Vikram A. Atal Brett L. Paschke Scott M. Tabakin

Primary Roles and Responsibilities:

●  monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

●  engages and monitors the independence and performance of the Company’s independent registered public accounting firm;

●  monitors the independence and performance of the Company’s internal auditors; and

●  provides an avenue of communication between the independent auditors, management, the internal audit department and our Board.

Number of meetings held in 2021: 10

Compensation

Members: John H. Fain, Chair Danielle M. Brown James A. Nussle Scott M. Tabakin

Primary Roles and Responsibilities:

●  develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

●  determines compensation for the Company’s executive officers;

●  oversees the design of the Company’s compensation program, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

●  considers compliance with applicable laws and regulations that have an impact on Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct; and

●  reviews compensation programs and policies for features that may encourage excessive risk taking and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2021: 7

Nominating and Corporate Governance

Members: James A. Nussle, Chair Brett L. Paschke Peggy P. Turner Lance L. Weaver

Primary Roles and Responsibilities:

●  develops and recommends to our Board a set of effective corporate governance policies and procedures applicable to the Company;

●  identifies individuals qualified to become Board members and recommends that our Board select a group of director nominees for each annual meeting of our stockholders;

●  oversees annual evaluation of our Board;

●  reviews periodically the Company’s Related Party Transaction Policy, makes recommendations to our Board concerning changes and approves transactions;

●  considers candidates recommended by stockholders in accordance with our By-Laws and Certificate of Incorporation using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by our Board or management; and

●  oversees significant ESG matters.

Number of meetings held in 2021: 6

Risk

Members: Vikram A. Atal, Chair Danielle M. Brown Marjorie M. Connelly John H. Fain Peggy P. Turner

Primary Roles and Responsibilities:

●  oversees the Company’s enterprise risk management program, including its governance structure, risk management framework and policies and procedures;

●  reviews and approves our business continuity management program;

●  receives reports and presentations from management on significant risks facing the Company and the results of any risk management reviews and assessments, including the following risks: operations, compliance, underwriting, strategy, legal, reputation, information security, technology and data management, and vendor management; and

●  reviews material reports or inquiries from government or regulatory agencies related to any significant enterprise risks.

Number of meetings held in 2021: 3

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Corporate Governance

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, legal and cyber, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. Our Board has delegated to its Risk Committee responsibility for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management. Our Chief Risk and Compliance Officer attends all meetings of the Risk Committee and meets in executive session with the Risk Committee at each of its meetings.

Our Board has also assigned to its remaining Committees responsibility for reviewing, evaluating and making recommendations concerning important risk categories that fall within their scope of responsibility, including the following:

•

The Audit Committee receives quarterly updates from our CFO and the independent registered public accounting firm on financial risks, compliance with reporting requirements and internal controls regarding accounting and financial reporting; quarterly reports from the Senior Vice President, Corporate Audit Services, who oversees the Company’s internal audit department, on the results of internal audit activities; and any reports related to complaints and allegations of fraud or illegal acts regarding accounting, internal accounting controls, or auditing matters and any submissions by employees, including those submitted confidentially and/or anonymously, regarding questionable accounting or auditing matters.

•

The Compensation Committee designs the Company’s compensation programs and incentives to discourage excessive risk-taking. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.

Management’s role in assisting our Board with its risk oversight responsibility is critical. In order to support our Board’s risk oversight role, the Company has a Risk Assessment and Action Committee (“RAAC”), which reviews, evaluates and reports on the processes used to identify, assess and manage risk throughout the Company. The RAAC is comprised of the Company’s executive officers and is chaired by our Chief Risk and Compliance Officer, who reports to the Risk Committee at each of its meetings.

Members of senior management routinely attend Board meetings and report on their activities, including significant risks. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. In addition, the Company’s Compliance Department, which reports to our Chief Risk and Compliance Officer, documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

Board’s Role in ESG

Our Board recognizes the importance of ESG to our overall strategic plan. As a result, our Board has delegated to the Nominating and Corporate Governance Committee oversight of our significant ESG and sustainability practices, policies and activities. To support the Nominating and Corporate Governance Committee, we have formed an ESG Steering Committee, which is comprised of senior members of management. The ESG Steering Committee supports our Board’s ESG oversight role by developing and making recommendations regarding our overall strategy with respect to ESG matters, recommending reporting standards and advising on communications with stakeholders, including our employees and investors. The ESG Steering Committee also oversees the ESG Working Group, which consists of employees across the Company whose daily responsibilities involve ESG matters and who support our ESG disclosures by collecting and providing relevant data to the ESG Steering Committee.

6 PRA Group | 2022 Proxy Statement

Corporate Governance

Under our ESG governance structure, which is illustrated below, we adopted the Human Rights Statement and Political Contribution Statement, published our inaugural ESG Tear Sheet and incorporated ESG in our enterprise risk management program during 2021.

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the NASDAQ listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Atal, Fain, Nussle, Paschke, Tabakin and Weaver and Mses. Brown, Connelly and Turner are independent according to NASDAQ listing standards and SEC rules.

Director Attendance

During 2021, our Board held eight meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2021. Directors are encouraged to attend our Annual Meeting of Stockholders and all then serving directors attended the 2021 Annual Meeting.

Communications with Our Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of our Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

Communications that are addressed to one or more directors will be collected and organized by our Corporate Secretary and forwarded to our Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, our Corporate Secretary may forward only representative correspondence or summaries. Our Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with our Corporate Secretary. Stockholders may use the Company’s toll-free ethics hotline to communicate concerns to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All stockholder communications to the Company’s confidential ethics hotline are referred to our Lead Independent Director.

Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2021 included annual cash retainers for our Board members and Chair, Committee members and Chairs, and our Lead Independent Director. On the date of our 2021 Annual Meeting of Stockholders (“2021 Annual Meeting”), each non-employee director also received an equity award valued at approximately

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Corporate Governance

$145,000 that consisted of restricted stock units (“RSUs”) that vest on the anniversary of the grant date. The vesting schedule for the RSUs and the director stock ownership guidelines described below are intended to align our non-employee directors’ economic interests with those of our stockholders.

Cash retainers for our Board for 2021 were as follows:

Annual Cash Retainers	2021
Chairman	$125,000
Lead Director	$30,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$25,000
Nominating and Corporate Governance Committee and Compliance Committee Chair	$25,000
Risk Committee Chair	$30,000
Board Member	$70,000
Audit Committee Member	$15,000
Compensation Committee Member	$12,500
Nominating and Corporate Governance Committee and Compliance Committee Members	$12,500
Risk Committee Member	$15,000

Our non-employee directors received the following compensation for service during 2021:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Vikram A. Atal	$ 111,250	$144,968	$256,218
Danielle M. Brown	$ 96,250	$144,968	$241,218
Marjorie M. Connelly	$ 114,375	$144,968	$259,343
John H. Fain	$ 108,125	$144,968	$253,093
Steven D. Fredrickson	$ 195,000	$144,968	$339,968
Penelope W. Kyle(2)	$ 45,625	—	$45,625
James A. Nussle	$ 105,000	$144,968	$249,968
Brett L. Paschke	$ 96,250	$144,968	$241,218
Scott M. Tabakin	$ 97,500	$144,968	$242,468
Peggy P. Turner(3)	$ 48,750	$144,968	$193,718
Lance L. Weaver	$ 112,500	$144,968	$257,468

(1)   Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of unvested RSUs granted by the closing price of our common stock on the grant dates which was $39.75 on June 10, 2021. The actual amount of compensation realized by a director will depend upon the market price of our common stock on the vesting date.

(2)   Ms. Kyle retired from our Board on June 10, 2021 and did not receive a stock award on the date of the 2021 Annual Meeting.

(3)   Ms. Turner was elected to our Board effective June 10, 2021.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. We offer no retirement benefits or perquisites to directors. We maintain policies of directors’ and officers’ liability insurance covering all directors.

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that require beneficial ownership by each non-employee director of shares of our common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2022, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

8 PRA Group | 2022 Proxy Statement

Corporate Governance

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors and all employees of the Company, including our CEO and our CFO, who is also our principal accounting officer. Our Code of Conduct, which can be found on the Investors page of our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2021, there were no waivers of our Code of Conduct for any director or executive officer.

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy (“Related Party Transaction Policy”) for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify all related party transactions involving amounts greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under our Related Party Transaction Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

Pledging

Our Anti-Pledging Policy prohibits our directors, officers and employees from pledging, alienating, attaching or otherwise encumbering our common stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

Our Anti-Hedging Policy prohibits our directors, officers and employees from speculating or hedging their interests in equity securities of the Company. Accordingly, directors, officers and employees may not “play the market” in equity securities of the Company by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding RSU and performance stock unit (“PSU”) awards, the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

2022 Proxy Statement | PRA Group 9

Proposal 1: Election of Directors

Our Board currently consists of 11 directors. Directors are elected at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified. Each nominee for director was nominated by our Board upon the recommendation of the Nominating and Corporate Governance Committee, and was elected previously by our stockholders (with the exception of Peggy P. Turner who was elected by our Board).

Nominees for director who receive the affirmative votes of a majority of the votes cast in person or by proxy at the Annual Meeting will be elected. Any nominee for director who does not receive the affirmative vote of a majority of the votes cast must offer promptly in writing to submit the director’s resignation to our Board. The Nominating and Corporate Governance Committee will then consider the offer and will recommend to our full Board what action should be taken. Our Board will consider all factors it deems relevant to the best interests of the Company and our stockholders and determine whether to accept the director’s resignation within a reasonable period of time after certification of the election results.

Each nominee has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board or our Board may reduce the number of directors. If our Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

We did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

10 PRA Group | 2022 Proxy Statement

Director Nominees

Mr. Atal has served as President of Atal Advisers, LLC (“Atal Advisers”) since 2013, when he formed the business and strategy consulting firm. Since 2016, he has also served as Senior Advisor to McKinsey and Company, Inc., covering the banking, payments, consumer lending and analytics domains. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. (“Citigroup”) (NYSE) for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping the consumer bank as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts related to Citigroup’s high-risk consumer portfolio through the financial crisis; Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America; leadership of partnership programs for Citi Cards, serving as CFO of the U.S. cards franchise and overseeing SEC, regulatory and business financial reporting. Since 2017, Mr. Atal has served on the board of directors , including on the audit committee, of Goldman Sachs Bank USA.

Director Qualifications:

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on our Board.

Ms. Brown is a certified Lean Six Sigma Black Belt with over 20 years of experience in global technology services. Since November 2020, Ms. Brown has served as Chief Information Officer (“CIO”) for Whirlpool Corporation (“Whirlpool”) (NYSE), a global kitchen and laundry company. Before joining Whirlpool, she served for four years as the CIO for Brunswick Corporation (“Brunswick”) (NYSE), a global manufacturer and marketer of recreation products. Prior to her role at Brunswick, Ms. Brown served for 16 years in roles of increasing responsibility with DuPont Corporation (“DuPont”) (NYSE), including CIO for Global Business and head of global transformation and productivity. During her time at DuPont, Ms. Brown was also head of global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

Director Qualifications:

Ms. Brown’s experiences, including her tenure as CIO of three large, publicly traded and global companies, provide her with a comprehensive understanding of the complex issues facing public companies and qualify her to serve on our Board.

2022 Proxy Statement | PRA Group 11

Director Nominees

Ms. Connelly has approximately 30 years of experience in financial services. Since 2018, Ms. Connelly has been retired. From 2014 to 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation (now Concentrix Corporation, NASDAQ), a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Corporation (NYSE) in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer. Since 2021, Ms. Connelly has served on the board of directors, including on the audit committee, nominating, governance and social responsibility committee and the innovation committee, of Altria Group, Inc. (NYSE) and previously served on our Board from 2013 to 2014.	Director Qualifications: Ms. Connelly’s extensive experience in the financial services industry with publicly traded, global companies qualifies her to serve on our Board.

Mr. Fain has decades of business management experience, including service as the President and CEO and a director of Metro Information Services, Inc., an information technology consulting services firm that Mr. Fain co-founded that went public in 1997 and subsequently merged with Keane, Inc. in 2001. Mr. Fain retired from Keane in 2002.

Director Qualifications:

Mr. Fain’s insight concerning the use of information technology strategies in large companies, his operational and financial expertise and his experience as a CEO and director of a public company qualify him to serve on our Board.

Mr. Fredrickson has served as Chairman of the Board since April 1, 2020, when he retired from the Company. From June 2017 until March 31, 2020, he served as the Company’s Executive Chairman. Mr. Fredrickson was Chairman and CEO from 2002 until June 2017 and also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996 with Mr. Stevenson, Mr. Fredrickson held various leadership roles with Household Recovery Services (“HRSC”) Portfolio Services and Household Commercial Financial Services (“Household Bank”) and specialized in corporate and real estate workouts at Continental Bank of Chicago.

Director Qualifications:

Mr. Fredrickson’s leadership of the Company, in his current and previous roles as Chairman, Executive Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on our Board.

12 PRA Group | 2022 Proxy Statement

Director Nominees

Mr. Nussle has served as President and CEO of the Credit Union National Association, a national association that advocates for all of America’s credit unions, since 2014. He has also served on the board of trustees of Thrivent Financial Mutual Funds since 2011. Prior to his private sector career, Mr. Nussle served extensively in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007 and was selected by President George W. Bush in 2007 to serve as the Director of the Office of Management and Budget. Mr. Nussle’s career also includes four years as an elected prosecuting attorney in Iowa and the private practice of law in Iowa.	Director Qualifications: In addition to his industry experience, Mr. Nussle’s legal background and significant experience interacting with regulators qualify him to serve on our Board.

Mr. Paschke has been the Vice Chair of Investment Banking for William Blair & Company (“William Blair”), a leading global investment banking firm focused on serving high quality growth companies, since 2021. He is also Chairman of William Blair’s Equity and Debt Commitment Committees, which determine which transactions the firm underwrites. Mr. Paschke joined William Blair in 1997 and, prior to his current role, he was Group Head for Equity Capital Markets Group and previously was Group Head for Business and Financial Services Investment Banking. Since 2021 Mr. Paschke has served on the board of directors, including on the audit committee, for Duluth Holdings Inc. (NASDAQ).

Director Qualifications:

Mr. Paschke’s executive leadership roles and extensive experience working with public companies and particularly his role as a leader of William Blair’s Equity Capital Markets and Public Company Investment Banking, provide him with the requisite management experience and business expertise to serve on our Board.

Mr. Stevenson has served as the Company’s President and CEO since June 2017. From August 2015 to June 2017, he served as the Company’s President and Chief Administrative Officer, having previously served as the Company’s Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary from 2002 to 2015. Prior to co-founding the Company with Mr. Fredrickson in 1996, Mr. Stevenson held various positions with HRSC, including Controller, and Household Bank, where he served as the controller of a regional processing center and also managed the collections, technology, research and ATM departments. While at Household Bank, he participated in numerous bank and branch acquisitions as well as divestitures. Mr. Stevenson is a certified public accountant (inactive).	Director Qualifications: Mr. Stevenson’s deep Company and industry knowledge and strong financial acumen qualify him to serve on our Board.

2022 Proxy Statement | PRA Group 13

Director Nominees

Mr. Tabakin has served as an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies since his departure from Value Options, Inc. in 2013. He was a certified public accountant and has more than 35 years of public company and healthcare industry experience, which includes service as Executive Vice President and CFO of Value Options, Inc. (acquired by Anthem, Inc., NYSE); Executive Vice President and CFO of Bravo Health, Inc. (acquired by Cigna Corporation, NYSE); Executive Vice President and CFO of AMERIGROUP Corporation (NYSE, acquired by Anthem, Inc.); Executive Vice President and CFO of Beverly Enterprises, Inc. (NYSE, now known as Golden Gate National Senior Care, LLC); and as an executive with Ernst & Young LLP.

Director Qualifications:

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on our Board.

Ms. Turner has served as Vice President and Executive Advisor of the Social Innovation Department of Toyota Motors North America (“Toyota Motors”), the operating subsidiary that oversees all operations of the Toyota Motor Corporation in Canada, Mexico and the United States, since January 2022. Prior to her current position, she served as Vice President of Lexus Guest Retention and Loyalty from 2019 to 2022, Vice President of Lexus Guest Experience from 2012 to 2019 and Vice President of Toyota Customer Relations from 2011 to 2012. Ms. Turner joined Toyota Motors in 1991 and held various positions related to parts, customer service, new business development, procurement, supply chain management and real estate before becoming Vice President, Toyota Customer Relations in 2011.

Director Qualifications:

Ms. Turner’s executive leadership experience and her significant experience developing and executing on initiatives focused on maximizing customer experience qualify her to serve on our board.

Mr. Weaver serves as the Lead Independent Director and is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies, including Visa Inc. (NYSE), Citigroup (NYSE), Total System Services, Inc. and Apollo Global Management, Inc., and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 until his retirement in 2015. Before holding these positions, Mr. Weaver’s experience includes serving as President of EMEA Card Services for Bank of America Corporation (NYSE); service on the senior management team of MBNA Corporation for 15 years; and executive leadership roles with Citigroup, Wells Fargo & Company (NYSE) and Maryland National Bank. From 2017 to 2020, Mr. Weaver served on the board of directors of Internap Corporation, including as a member of the compensation committee.

Director Qualifications:

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations qualify him to serve on our Board.

14 PRA Group | 2022 Proxy Statement

Proposal 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee is responsible for the engagement, compensation and oversight of our independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the lead engagement partner from our independent registered public accounting firm in conjunction with the periodic mandated rotation of the lead partner. As ratified by stockholders at the 2021 Annual Meeting, the Audit Committee appointed KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ended December 31, 2021. KPMG served as our independent registered public accounting firm from 2007 until its dismissal effective March 1, 2022.

In evaluating the performance and considering the engagement of our independent registered public accounting firm, including whether to rotate firms, the Audit Committee considers various factors, including the firm’s capability and expertise in handling the scope and complexity of our audit, information related to audit effectiveness, fees and the potential impact of changing firms. Based on these factors, on November 15, 2021, the Audit Committee (i) approved the dismissal of KPMG as our independent registered public accounting firm, which became effective on March 1, 2022, following the filing of our 2021 Form 10-K, and (ii) selected EY to serve as our independent registered public accounting firm for the year ending December 31, 2022, which became effective on March 1, 2022, following the filing of our 2021 Form 10-K. The Audit Committee determined that the engagement of EY as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

This change in our independent registered public accounting firm was previously disclosed in our Current Report on Form 8-K (“Form 8-K”) filed with the SEC on November 18, 2021 and updated in our amended Form 8-K filed with the SEC on March 3, 2022. A copy of KPMG’s related letters, dated November 18, 2021 and March 3, 2022, were included as exhibits to the respective Form 8-K filings.

Although not required to do so, our Board is submitting the appointment of EY for ratification by our stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if our stockholders do not ratify the appointment of EY, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of EY is ratified by our stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of KPMG and EY are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

Additional Information Regarding Change of Independent Registered Accounting Firm

KPMG’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on our consolidated financial statements as of and for the year ended December 31, 2021, contained separate paragraphs that stated:

•

“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for convertible instruments as of January 1, 2021 due to the adoption of Accounting Standards Update (ASU) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”

•

“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for expected credit losses for financial instruments as of January 1, 2020, due to the adoption of Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments Credit Losses.”

Additionally, KPMG’s report on our consolidated financial statements as of and for the year ended December 31, 2020, contained separate paragraphs that stated:

•

“As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has changed its method of accounting for expected credit losses for financial instruments as of January 1, 2020, due to the adoption of ASC Topic 326, Financial Instruments Credit Losses.”

2022 Proxy Statement | PRA Group 15

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

•	“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019, due to the adoption of the ASC Topic 842, Leases.”

During our two most recent fiscal years ended December 31, 2021 and 2020, there were: (i) no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”), and the related instructions, between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction would have caused KPMG to make reference thereto in its reports on our consolidated financial statements for such years; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During our two most recent fiscal years ended December 31, 2021 and 2020, neither the Company nor anyone on its behalf consulted with EY regarding any of the matters described in Items 304(a)(2)(i) and (ii)  of Regulation S-K.

Fees Paid to KPMG

The following table sets forth the fees billed or expected to be billed by KPMG for audit and other services for the years ended December 31, 2020 and 2021.

Fee Category	2020	2021

Audit Fees(1)	$5,295,746	$4,823,672

Audit-Related Fees(2)	$95,038	$11,795

Tax Fees(3)	$125,750	—

All Other Fees(4)	$47,266	$9,180

Total	$5,563,800	$4,844,647

(1)  Audit Fees relate primarily to professional services rendered for the audits of our annual consolidated financial statements and effectiveness of our internal control over financial reporting and reviews of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q as well as statutory audit fees related to our wholly-owned foreign subsidiaries.

(2)  Audit-Related Fees relate primarily to accounting consultations and services required for compliance certificates in Europe.

(3)  Tax Fees relate primarily to permitted tax-related advisory services.

(4)  All Other Fees relate to professional services rendered for permitted advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by our independent registered public accounting firm. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2021, all audit, audit-related and permissible non-audit services provided by KPMG were pre-approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provision of these services by KPMG and has determined that the services were compatible with KPMG maintaining its independence.

Responsibilities

The Audit Committee’s written charter, adopted by our Board, outlines the Audit Committee’s organization, meeting protocol, and responsibilities. The Audit Committee reviews the charter annually and recommends amendments as necessary to our Board for its approval. In carrying out its responsibilities, the Audit Committee meets regularly, together with management, the internal auditor and the independent registered public accounting firm. During these meetings, the Audit Committee reviews and discusses draft financial statements and earnings releases, significant accounting and financial reporting matters, and the results of internal and external audit work. The Audit Committee also meets in periodic executive sessions with our independent registered public accounting firm to discuss the overall quality of the Company’s financial reporting and any other matters as appropriate. Additionally, the Audit Committee meets in periodic executive sessions with each of the CFO and the head of our internal audit department.

The Audit Committee relies on the knowledge and expertise of management and our independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s consolidated financial statements, maintaining adequate internal control over financial reporting, and assessing the

16 PRA Group | 2022 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

effectiveness of the Company’s internal control over financial reporting. Our independent registered public accounting firm is responsible for conducting independent audits of the Company’s consolidated financial statements and internal control over financial reporting, and for expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these activities, including discussing with our independent registered public accounting firm the scope of, plans for, and results of the annual audit. The Audit Committee is also responsible for oversight of the internal audit function, including its charter, audit plan, budget, performance and activities.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and KPMG the Company’s 2021 audited financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with KPMG the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the 2021 Form 10-K for filing with the SEC.

Audit Committee

Marjorie M. Connelly, Chair

Vikram A. Atal

Brett L. Paschke

Scott M. Tabakin

2022 Proxy Statement | PRA Group 17

Executive Officers

Name and Position	Age as of March 31, 2022	Background and Experience

Kevin P. Stevenson President and Chief Executive Officer	58	See the biographical information for Mr. Stevenson under “Director Nominees” on page 13 of this Proxy Statement.

Peter M. Graham Executive Vice President and Chief Financial Officer	56

Mr. Graham has served as the Company’s Executive Vice President and CFO since August 2016. From 2002 until August 2016, Mr. Graham held various positions of increasing responsibility with GE Capital, including CFO for GE Commercial Distribution Finance from 2014 to 2015 and CFO for GE Capital Markets from 2010 to 2014. Prior to joining GE Capital in 2002, Mr. Graham was an audit executive with KPMG.

Christopher B. Graves Executive Vice President, Global Investments and Analytics Officer	53

Mr. Graves has served as Executive Vice President, Global Investments and Analytics Officer since February 2020, having previously served as Executive Vice President, Americas from March 2018 to February 2020. He joined the Company in 2006 as Vice President of Portfolio Acquisitions and served in that position until 2009 when he became Senior Vice President of Core Acquisitions. In August 2015, Mr. Graves became Executive Vice President, Americas Core, a position he held until March 2018.

Christopher D. Lagow Executive Vice President, General Counsel	48

Mr. Lagow has served as Executive Vice President, General Counsel since February 2020. He joined the Company in 2006 as Litigation and Bankruptcy Counsel and served in that role until he became Deputy General Counsel in January 2014, a position he held until January 2016. Mr. Lagow was promoted to the position of Senior Vice President and General Counsel in January 2016 and served in that capacity until February 2020.

Steven C. Roberts Executive Vice President, Global Operations Officer	60

Mr. Roberts has served as Executive Vice President, Global Operations Officer since February 2020. He joined the Company as President, Business and Government Services in November 2012 and served in that position until November 2015 when he became Chief Strategy and Business Development Officer. He was promoted to Executive Vice President, Europe and Corporate Development in June 2018 and served in that capacity until February 2020.

Martin Sjölund President, PRA Group Europe	49

Mr. Sjölund has served as President of PRA Group Europe since June 2018. Mr. Sjölund served as Director – Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with the Company until November 2015 when he was appointed Chief Operating Officer – Europe, a position he held until June 2018.

Laura B. White Executive Vice President, Chief Risk and Compliance Officer	51

Ms. White has served as Executive Vice President, Chief Risk and Compliance Officer since February 2020. She joined the Company as Chief Compliance Officer in April 2014 and served in that role until February 2020. Prior to joining the Company, Ms. White served as the Chief Risk and Compliance Officer, Americas Zone for Allianz Global Assistance from 2010 to 2014.

18 PRA Group | 2022 Proxy Statement

Proposal 3: Approval of NEO Compensation

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the following pages of this Proxy Statement, including the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion. A vote in favor of this Proposal 3 will not approve any specific item of compensation, but will instead reflect your support for the overall compensation of our NEOs.

The objectives of our executive compensation program include attracting, retaining and motivating highly skilled executives who will drive the attainment of our short- and long-term financial and strategic objectives, including creating value for our stockholders. We seek to closely align the interests of our NEOs with the interests of our stockholders while rewarding performance appropriately and discouraging unnecessary or excessive risk-taking. We encourage stockholders to carefully review the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion beginning on page 20 for a more detailed description of our executive compensation program and decisions, including our pay-for-performance philosophy and alignment.

At our 2021 Annual Meeting, over 96% of the shares voted were cast in support of the compensation of our NEOs. Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2021 executive compensation program for our NEOs. Our Board recommends that stockholders again approve and support the decisions pertaining to the compensation of our NEOs and our executive compensation program.

Although the vote on Proposal 3 is not binding on the Company, our Board or the Compensation Committee, the vote will provide valuable information regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices. We value the opinions of our stockholders and will consider any concerns raised, as reflected by any significant negative vote on this Proposal 3, when making future executive compensation decisions.

We currently intend to hold the next non-binding advisory vote to approve the compensation of our NEOs at our 2023 Annual Meeting of Stockholders unless our Board modifies its policy of holding this vote on an annual basis.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

2021 Compensation Committee

John H. Fain, Chair

Danielle M. Brown

James A. Nussle

Scott M. Tabakin

2022 Proxy Statement | PRA Group 19

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to the following NEOs:

Kevin P. Stevenson

President and CEO

Peter M. Graham

Executive Vice President and CFO

Steven C. Roberts

Executive Vice President, Global Operations Officer

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer

Laura B. White

Executive Vice President, Chief Risk and Compliance Officer

Philosophy and Objectives of Our Executive Compensation Program

We believe that the compensation realized by executives should generally reflect the individual skills and contributions of the executive, the Company’s overall performance against its strategic and operating plans and the impact of the Company’s performance on shareholder value.

The objectives of our executive compensation program include:

•	attracting, retaining and motivating highly skilled executives;

•	being competitive with our executive compensation peer companies identified under “Use of Competitive Data” below (“Compensation Peer Group”);

•	aligning the interests of our executives and stockholders;

•	driving the attainment of the Company’s short- and long-term financial and strategic objectives;

•	being performance-based, with variable pay constituting a significant portion of total compensation;

•	providing differentiated pay based on an executive’s contributions to Company performance;

•	maximizing the financial efficiency of the overall executive compensation program from tax, accounting and cash flow perspectives;

•	considering corporate governance best practices and the results of the Company’s annual say-on-pay proposal submitted to our stockholders;

•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;

•	promoting internal pay equity;

•	fostering a highly engaged, high performance culture that values equity, diversity and inclusion;

•	strengthening the Company’s culture of compliance;

20 PRA Group | 2022 Proxy Statement

Compensation Discussion and Analysis

•	considering effective human capital management practices; and

•	focusing on strong governance, applicable regulatory requirements and risk management practices.

Key Features of Our Executive Compensation Program

We have adopted policies and practices to support our executive compensation philosophy and the objectives of our executive compensation program, including:

What We Do	What We Don’t Do

✓ The majority of NEO total compensation is performance-based.

✓ We target total direct compensation at the median, which we define as the 50th percentile of our Compensation Peer Group.

✓ We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

✓ The Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant to advise it on executive compensation matters.

✓ We maintain strong restrictive covenants in our employment agreements for our NEOs and obtain enhanced restrictive covenants in connection with our equity grants.

✓ We have stock ownership guidelines of five times salary for our CEO and three times salary for all other executive officers.

✓ Our equity award agreements and annual bonus plans provide that the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award and any benefits derived from that award in the event of negative financial restatements.

× We do not design our compensation programs to encourage our employees, including our NEOs, to take unnecessary or excessive risks.

× We do not base incentive compensation on a single performance metric.

× We do not have guaranteed minimum payouts.

× We do not provide automatic salary increases for our executives.

× We do not provide our NEOs with excise tax gross-ups.

× We do not accelerate the vesting of equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death.

× We generally do not provide our executive officers with perquisites or other personal benefits.

× We do not offer nonqualified deferred-compensation plans or arrangements to our executive officers.

× We do not allow hedging or pledging of Company securities.

Our Decision-Making Process

Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for approving all compensation for our executive officers, including our NEOs. Although the Compensation Committee considers our CEO’s recommendations (with respect to executive officers other than himself), the Compensation Committee evaluates independently our CEO’s recommendations and makes all final compensation decisions within the parameters of our compensation philosophy and objectives. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including salary, annual bonus and long-term equity incentives;

•	reviewing and approving corporate and individual performance goals and objectives for the Company’s incentive compensation plans;

•	evaluating individual performance against these goals and objectives;

•	considering any adverse compliance issues when making pay decisions;

•	approving changes to each NEO’s total compensation; and

•	overseeing employment agreements, including the renewal process.

2022 Proxy Statement | PRA Group 21

Compensation Discussion and Analysis

The Compensation Committee is supported in its work by FW Cook, its independent executive compensation consultant, our CEO (where appropriate) and other members of management.

Role of the Compensation Consultant

FW Cook is the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may terminate FW Cook’s engagement or hire additional consultants at any time and retains sole authority to hire its independent executive compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services and evaluate its performance.

A representative of FW Cook attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. FW Cook provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2021, FW Cook performed the following key services for the Compensation Committee:

•

analyzed each NEO’s compensation compared to our Compensation Peer Group and other survey data, including target and actual pay levels for each component of our total direct compensation (salary, annual bonus award and annual equity grant) and in the aggregate and the mix of our direct compensation components (fixed versus variable, short-term versus long-term and cash versus equity-based pay);

•	reviewed and provided recommendations to the Compensation Committee on the composition of our Compensation Peer Group;

•	evaluated the competitiveness of the Company’s long-term incentive plans, including their aggregate cost, the rate at which equity is awarded and their dilutive impact;

•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;

•	reviewed and provided input on materials for Compensation Committee meetings;

•	reviewed and provided advice on executive compensation philosophy, strategy, practices and policies;

•	reviewed and provided advice on executive and non-employee director stock ownership guidelines;

•	reviewed and provided advice on the Company’s clawback policy in comparison to market practice and to evolving best practices;

•	conducted a risk assessment of the Company’s compensation programs;

•	provided advice on recent trends and developments in executive compensation; and

•	provided a review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

FW Cook provided no other services to the Company or the Compensation Committee during 2021. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and has determined that no known conflict of interest exists that prevents FW Cook from serving as an independent compensation consultant to the Compensation Committee.

Role of Management

At the Compensation Committee’s request, our CEO and other members of management attend portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While the CEO is not present during the voting or deliberations relating to his own compensation, he shares his assessment of his performance as well as the performance of our other executive officers with the Compensation Committee. Based on his assessment of the performance of our executive officers and the Company’s overall performance, our CEO makes recommendations to the Compensation Committee on certain compensation decisions for the other executive officers. The Compensation Committee considers our CEO’s recommendations, as well as data and analyses provided by FW Cook (and to a lesser extent, the other members of management), but retains full discretion to determine, or recommend that the independent members determine, the compensation of all executive officers of the Company, including the CEO.

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Compensation Discussion and Analysis

Use of Competitive Data

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our financial performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

To maintain the competitiveness of our executive compensation program, the Compensation Committee bases executive compensation levels on benchmarking and information regarding pay practices at comparable companies. Annually, the Compensation Committee determines, with input from FW Cook, our Compensation Peer Group, which is intended to reflect companies that are comparable to us based on various metrics, including net income, market capitalization, complexity of operations and business model. The Compensation Committee determined that no changes should be made to our Compensation Peer Group for 2021 based on the recommendation of FW Cook.

In addition to Compensation Peer Group data, the Compensation Committee reviews financial services compensation survey data reported by the compensation consulting firm of Willis Towers Watson. The Compensation Committee reviews the data related to the Compensation Peer Group and the Willis Towers Watson survey to ascertain the competitive market for our NEOs, to determine whether the Company’s compensation levels are competitive and to make compensation adjustments to reflect executive performance and Company performance.

We target NEO total direct compensation (salary, annual bonus award and annual equity grant) at approximately the median of our Compensation Peer Group. Actual cash compensation may be above or below the median based on individual and Company performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance.

2021 Compensation Peer Group

Credit Acceptance Corp.

CSG Systems International

Encore Capital Group, Inc.

Enova International

Fair Isaac Corp.

FirstCash, Inc.

Green Dot Corp.

HMS Holdings Corp.

MGIC Investment Corp.

Ocwen Financial Corp.

Walker & Dunlop

WEX Inc.

World Acceptance Corp.

Decisions for 2021

The Compensation Committee believes that our 2021 executive compensation program and performance incentives, as more fully described in this CD&A, reflect the Company’s performance in relation to its financial and strategic objectives. The following section contains information on the Compensation Committee’s decisions with respect to our NEOs on the various direct compensation components for 2021 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The tables included in this section are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found on page 31.

2021 Executive Compensation Elements

In support of the objectives of our executive compensation program, the Compensation Committee adopted an executive compensation program that included the following elements for 2021:

Description	Salary	Annual Bonus	PSUs	RSUs
Form of Compensation	Cash		Equity
	Fixed	Performance-Based		Fixed
Performance Timing	Short-Term		Long-Term
Measurement Period	Ongoing	1 Year	3 Years
Key Performance Metrics		Financial and Strategic Objectives	Adjusted Revenues; Adjusted EBITDA; Adjusted Net Income

Salary

We pay salaries in order to provide our NEOs with a reasonable level of fixed short-term compensation. The Compensation Committee reviews the salary for each executive officer at least annually and adjusts salaries when appropriate to reflect merit increases, promotions, changes in responsibilities or market data. When determining whether to adjust salaries, the Compensation Committee considers each NEO’s total direct compensation and performance, the Company’s performance, comparative peer and market compensation data, internal pay equity and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives and retention concerns.

2022 Proxy Statement | PRA Group 23

Compensation Discussion and Analysis

In 2021, the Compensation Committee increased salaries for the NEOs as reflected in the chart immediately below for several reasons, including changes in market positioning relative to peers, expanded responsibilities, retention concerns given the increasingly competitive market for senior executives and internal pay equity. Effective April 2021, Ms. White assumed additional responsibilities related to communications, government and public relations and public policy, which is reflected in her salary increase.

NEO	2021 Salary(1)	2020 Salary(1)	Percentage Increase from 2020

Kevin P. Stevenson	$950,000	$925,000	2.7%

Peter M. Graham	$520,000	$480,000	8.3%

Steven C. Roberts	$500,000	$480,000	4.2%

Christopher B. Graves	$485,000	$475,000	2.1%

Laura B. White	$500,000	$410,000	22.0%

(1) Reflects final 2021 and 2020 salaries.

Annual Bonus Plan

Each year, the Compensation Committee establishes financial metrics to measure Company performance in connection with awards under the Annual Bonus Plan. The Committee determines the size of the bonus pool based on the Company’s performance against the established financial metrics and strategic and qualitative factors. The Committee bases actual bonus plan payouts primarily on the Company’s performance versus established financial metrics, but also considers each executive officer’s individual contribution and performance and the strategic objectives of the Company. The Compensation Committee believes that relying solely on a narrow set of financial metrics to determine Annual Bonus Plan payouts is not in the best interest of stockholders because doing so may result in short-term decisions not focused on driving future growth.

The Compensation Committee considered the Company’s 2021 performance on the following key financial metrics when it determined 2021 Annual Bonus Plan payouts:

•	record total cash collections of $2.06 billion, which reflected an increase of 3%, compared to the previous record of $2.01 billion set in 2020;

•	a record cash efficiency ratio of 65.3%, which was an increase from the previous record of 64.5% set in 2020;

•	record income from operations of $375.0 million, which reflected an increase of 7%, compared to the previous record of $349.7 million set in 2020; and

•	record net income attributable to the Company of $183.2 million, which reflected an increase of 23%, compared to $149.3 million in 2020.

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Compensation Discussion and Analysis

The Committee also considered the Company’s achievement of the following key accomplishments in 2021 related to our strategic objectives, which were led by our NEOs:

•

modernizing collections and improving efficiency at all levels as reflected by a record cash efficiency ratio, increasing our internal legal capabilities in the U.S., investing in technology (including digital platforms, cloud-based dialers and infrastructure and robotic process automation) and investing in data and analytics (including improvements in our predictive scoring models used in underwriting, testing new data sources, developing new machine learning solutions that improved efficiency and improving our legal and outbound calling strategies);

•	expanding market share by increasing our presence in Northern Europe and South America and purchasing test portfolios of new products in certain markets;

•

fostering a high performing workplace by continuing to support employees through expanded services during the COVID-19 pandemic, launching our first Company-wide diversity and engagement survey, promoting the Company’s first Global Inclusion week, establishing three new employee resource groups (Women in Business, Mental & Emotional Wellbeing and Caregiver Allies) and hiring a full-time director of ESG; and

•	being a recognized and trusted brand by continuing to increase our interactions with regulators and elected officials and hiring our first head of government relations for Europe.

The Compensation Committee also considered the following individual contributions of the NEOs when determining 2021 Annual Bonus Plan payouts:

•

maintained a Global Biorisk Advisory Council STARTM rating, which reflects our demonstration that we have the work practices, procedures and protocols to prepare, respond and recover from outbreaks and pandemics;

•	maintained our credit ratings, which were best in sector, for our issued debt;

•	completed analysis of options to return value to the Company’s stockholders, which resulted in the adoption and successful execution of a share repurchase program;

•

oversaw significant ESG-related initiatives, including publication of the Company’s inaugural ESG Tear Sheet, hiring a director of ESG, adoption of a charter for the ESG Steering Committee and adoption of a Human Rights Statement and Political Contributions Statement;

•	successfully implemented key regulatory changes that impacted several Company compliance policies and processes;

•	oversaw significant improvements to our information technology function;

•	expanded and improved data analytics capabilities;

•	improved our funding maturity profile;

•	amended and extended our credit facilities;

•	expanded unsecured funding sources;

•	responded effectively to rapidly changing legal and regulatory environment resulting from the COVID-19 pandemic; and

•	maintained effective enterprise-wide business resiliency plans during the continuing COVID-19 pandemic.

Based on the Company’s performance on key financial metrics, the attainment of goals driven by our strategic objectives and the individual performance of our NEOs in light of the continuing challenges faced by the Company due to the COVID-19 pandemic, the Compensation Committee approved 2021 Annual Bonus Plan payouts for our NEOs as follows:

NEO	2021 Bonus Paid	2021 Bonus Target	Bonus Paid as a Percentage of Target

Kevin P. Stevenson	$1,425,000	$950,000	150%

Peter M. Graham	$884,000	$520,000	170%

Steven C. Roberts	$660,000	$500,000	132%

Christopher B. Graves	$737,200	$485,000	152%

Laura B. White	$648,000	$400,000	162%

2022 Proxy Statement | PRA Group 25

Compensation Discussion and Analysis

Long-Term Incentive Plan (“LTIP”) Awards

2021 LTIP awards were made under our 2013 Omnibus Incentive Plan (“2013 Equity Plan”) and were a mix of PSUs and RSUs, which is consistent with market practices for the Compensation Peer Group. The Compensation Committee awards PSUs to align the interests of the Company’s executive officers with the interests of the stockholders by incentivizing them to focus on the long-term goals of the Company and maximizing stockholder returns. The Compensation Committee awards time-based RSUs to retain high caliber executives and reward them for past performance.

The Compensation Committee determines target LTIP award amounts for all executive officers, including the NEOs, based on several factors, including comparative peer and market compensation data for each NEO position in the Compensation Peer Group, the percentage of total direct compensation that is equity-based, share usage, dilution, fair value transfer, performance goals for the LTIP award, the Company’s financial performance and retention considerations. The Compensation Committee increased target LTIP awards for 2021 for NEOs primarily due to the analysis conducted by FW Cook that indicated that the Company's target LTIP awards were significantly below the median of its Compensation

NEO	2021 Target LTIP Award	2020 Target LTIP Award	Percentage Increase from 2020

Kevin P. Stevenson	$3,250,000	$2,750,000	18.2%

Peter M. Graham	$1,300,000	$900,000	44.4%

Steven C. Roberts	$1,200,000	$900,000	33.3%

Christopher B. Graves	$900,000	$700,000	28.6%

Laura B. White	$750,000	$500,000	50.0%

Peer Group for the previous three years and share usage and fair value transfer were similarly below median. The Compensation Committee also considered retention coupled with expected future contributions, internal pay equity and the expanded scope of responsibilities for certain NEOs.

Our 2021 LTIP design, which generally remained consistent our 2020 LTIP design, consisted of the following:

•	50% PSUs and 50% RSUs, which closely aligns with the Compensation Peer Group;

•

the PSU component is earned and vests based on the Company’s performance on three-year cumulative Adjusted Revenues, Adjusted EBITDA, and Adjusted Net Income metrics (weighted 16.7% each) against an established goal, for each metric, over the 2021-2023 performance period;

•

Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income are considered independent of each other and awards can be earned for each performance metric based on the requirements for only that performance metric; and

•	the RSU component is time-based and vests ratably over three years.

For 2021, the Compensation Committee included an additional component to the design of the LTIP. If the Company’s total shareholder return (“TSR”) for the 2021-2023 performance period is negative, then the average percentage of the target PSUs earned cannot exceed 100% of target (the “TSR Cap”).

For purposes of the PSU performance metrics:

•

Adjusted Revenues is revenues calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) as adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

•

EBITDA is defined as Income from operations calculated in accordance with GAAP plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA (1) as adjusted to add recoveries applied to negative allowance minus changes in expected recoveries, both of which are defined using GAAP and reported in the Company’s Consolidated Statement of Cash Flows; and (2) as further adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

•

Adjusted Net Income is net income attributable to the Company calculated in accordance with GAAP as adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

•

The beginning and ending share price for purposes of the TSR calculation will be based on an annual average to mitigate the effect of share price volatility; accordingly, the beginning share price will be the average closing price for all the trading days in 2020 and the ending share price will be the average closing price for all the trading days in 2023. The TSR calculation will assume reinvestment of dividends as of the ex-dividend date.

26 PRA Group | 2022 Proxy Statement

Compensation Discussion and Analysis

2021-2023 Adjusted Revenues(1) Adjusted EBITDA(1) Adjusted Net Income(1)

Performance vs. Target	Target Shares Earned (%)
Less than 80%	0%
80%	33%
90%	67%
100%	100%
110%	150%
120% or more	200%

(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

Outstanding PSU Awards

During 2021, our NEOs had three tranches (award years 2019-2021) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Measure	Performance Period	Percent Achievement
2019	Adjusted Revenues	2019-2021	91%
	Adjusted EBITDA	2019-2021	132%
	Adjusted Net Income	2019-2021	200%
2020	Adjusted Revenues	2020-2022	To be determined by March 31, 2023
	Adjusted EBITDA	2020-2022	To be determined by March 31, 2023
	Adjusted Net Income	2020-2022	To be determined by March 31, 2023
2021	Adjusted Revenues	2021-2023	To be determined by March 31, 2024
	Adjusted EBITDA	2021-2023	To be determined by March 31, 2024
	Adjusted Net Income	2021-2023	To be determined by March 31, 2024

Realization of 2019 LTIP

In March 2022, the Compensation Committee determined that Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income awards for the three-year performance period of January 1, 2019, to December 31, 2021, would be paid at 91%, 132% and 200% of target, respectively.

•

The target Adjusted Revenues for the 2019-2021 performance period was $3,269 and actual performance was $3,178 (both in millions). Therefore, 91% of the target shares were awarded to our NEOs based on the Adjusted Revenues component.

•

The target Adjusted EBITDA for the 2019-2021 performance period was $3,593 and actual performance was $3,823 (both in millions). Therefore, 132% of the target shares were awarded to our NEOs based on the Adjusted EBITDA component.

•

The target Adjusted Net Income for the 2019-2021 performance period was $217 and actual performance was $408 (both in millions). Therefore, 200% of the target shares were awarded to our NEOs based on the Adjusted Net Income component.

2022 Proxy Statement | PRA Group 27

Compensation Discussion and Analysis

Pay-for-Performance Alignment

The following table highlights the total pay realized by our CEO.

Total realized pay for our CEO was, on average, 103% of target during the period from 2019 through 2021. Total incentive compensation for our CEO during this period was also 103% of target. On an annual basis, our CEO’s total realized pay was 77% of target in 2019, 106% of target in 2020 and 125% of target in 2021.

Employment Agreements

Effective January 1, 2021, the Company entered into employment agreements with each NEO that set forth the compensation, benefits, term of employment and other terms and conditions of each NEO’s employment (“Employment Agreements”). The Employment Agreements provide for the following:

•	three-year terms that commenced on January 1, 2021 and expire on December 31, 2023;

•	a minimum base salary equal to the NEO’s base salary on January 1, 2021, which cannot be decreased during the term of the Employment Agreement;

•	eligibility for incentive compensation consistent with the terms of the Company’s incentive compensation plans;

•	specified severance payments upon the NEO’s involuntary termination of employment without cause or as a result of constructive termination, death or disability; and

•

recovery by the Company from the NEO of any compensation paid pursuant to the NEO’s Employment Agreement in accordance with current or future clawback policies instituted by the Company to comply with any rules promulgated pursuant to any law, government regulation or stock exchange listing requirement.

Tax-Qualified Plans

The Company offers a 401(k) plan for its employees, including our NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), after completing six months of service with the Company. The Company makes matching cash contributions of up to 4% of each participating employee’s eligible pay. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

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Compensation Discussion and Analysis

Nonqualified Deferred Compensation Plans and Arrangements

The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its executive officers, including our NEOs.

Severance and Change in Control Arrangements

Pursuant to their employment agreements with the Company, our NEOs (or their beneficiaries or estates) are eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs’ compliance with non-compete/non-solicitation covenants and execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs. For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post-Employment Compensation Arrangements” (page 35) in this Proxy Statement.

Perquisites and Other Personal Benefits

We generally do not provide our executive officers, including our NEOs, with perquisites or other personal benefits. The Company does encourage its NEOs to submit to a comprehensive physical examination every three to five years at the Company’s expense, at a cost of approximately $5,000 each. The Company covers the cost of a comprehensive physical examination because we believe it serves a necessary business purpose and protects the interests of the Company and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, including our NEOs (the “Guidelines”). The Guidelines reflect our Board’s belief in the importance of aligning the economic interests of stockholders and management. The Guidelines were established based on various factors, including executive officer roles, market data, corporate governance practices and the recommendations of the Compensation Committee’s independent compensation consultant. The Guidelines provide that the Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, to pay the executive’s annual bonus, if any, in stock, rather than in cash.

The Compensation Committee is responsible for reviewing the Guidelines at least annually and recommending to our Board any changes to the Guidelines. In connection with its annual review, the independent compensation consultant and management provide the Compensation Committee with a report showing the extent to which our executives have met the requirements set forth in the Guidelines. This report includes targeted share ownership, actual share ownership, our executives’ remaining non-vested RSUs and any surplus or deficiency that exists.

Effective March 3, 2022, the Compensation Committee made the following revisions to the Guidelines:

•

eliminated the distinction between NEOs (who were required to own three times their base salary) and other executive officers (who were required to own Company stock valued at their base salary) so that all executive officers are required to own three times their base salary;

•	decreased from 100% to 50% the percentage of time-based RSUs that count towards an executive officer’s stock ownership requirements under the Guidelines; and

•

provide executive officers who had not satisfied their stock ownership requirement as of March 3, 2022, with three years to do so provided that such executive officers may not sell any equity owned on March 3, 2022 and must hold (on a post-tax basis) 50% of all equity that vests after March 3, 2022 until they satisfy their stock ownership requirement.

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Compensation Discussion and Analysis

Anyone who becomes an executive officer after March 3, 2022 must satisfy the Guidelines within five years from the date of hire or promotion.

The following chart details the equity ownership targets established for our NEOs and their progress towards those targets. As of December 31, 2021, each NEO had achieved his or her individual equity ownership target or was on track to reach such target by March 3, 2025.

NEO	2021 Salary(1)	Multiple	Share Targets(2)	Equity Ownership(3)
Kevin P. Stevenson	$950,000	5	94,603	362,520
Peter M. Graham	$520,000	3	31,070	52,582
Steven C. Roberts	$500,000	3	29,875	39,871
Christopher B. Graves	$485,000	3	28,978	54,089
Laura B. White	$500,000	3	29,875	19,183

(1)	Salary as of December 31, 2021.
(2)	Based on a December 31, 2021 stock price of $50.21 per share.
(3)	Includes common stock owned directly and indirectly and time-based RSUs based on the Guidelines.

Clawback

In the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may apply the clawback provisions within the Annual Bonus Plan or the 2013 Equity Plan or both, as applicable, towards all or any portion of awards, cash and equity, or the gain realized on the award. In addition, all awards, cash and equity (and the benefits derived from the awards), are subject to recovery by the Company if required by rules adopted by the SEC or the NASDAQ to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation or law.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year. The executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual remains a Covered Employee for all future years, including following any termination of employment.

The Compensation Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. It is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m), it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management even if payments may not be fully or partially deductible under Section 162(m). The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to enable the Company to compete successfully.

30 PRA Group | 2022 Proxy Statement

Compensation Tables and Information

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Comp ($)	All Other Comp(2) ($)	Total ($)

Kevin P. Stevenson

President and CEO	2021	$950,000	$3,249,986	$1,425,000	$11,600	$5,636,586
	2020	$925,000	$2,749,978	$1,850,000	$11,400	$5,536,378
	2019	$900,000	$2,499,980	$1,305,000	$11,200	$4,716,180

Peter M. Graham

Executive Vice President and CFO	2021	$520,000	$1,299,964	$884,000	$11,600	$2,715,564
	2020	$480,000	$899,989	$960,000	$11,400	$2,351,389
	2019	$463,000	$899,983	$694,500	$11,200	$2,068,683

Steven C. Roberts

Executive Vice President, Global Operations Officer	2021	$500,000	$1,199,973	$660,000	$11,600	$2,371,573
	2020	$480,000	$899,989	$960,000	$24,733	$2,364,722
	2019	$463,000	$799,985	$787,100	$51,200	$2,101,285

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer	2021	$485,000	$899,998	$737,200	$11,600	$2,133,798
	2020	$475,000	$699,987	$783,750	$11,400	$1,970,137
	2019	$463,000	$699,987	$601,900	$11,200	$1,776,087

Laura B. White

Executive Vice President, Chief Risk and Compliance Officer	2021	$500,000	$749,974	$648,000	$11,600	$1,909,574

(1)

The amounts represent the aggregate grant date fair value of the stock awards granted in 2021, 2020 and 2019 determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. The assumptions used by the Company in calculating these amounts are discussed in Note 1 and Note 11 to the consolidated financial statements in the 2021 Form 10-K . Stock awards consist of time-based RSUs and performance-based PSUs awarded under the LTIP (see page 26 for a description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock on the day prior to vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2021 LTIP PSU awards is as follows: Mr. Stevenson, $3,249,986; Mr. Graham, $1,299,964; Mr. Roberts, $1,199,973; Mr. Graves, $899,998, and Ms. White, $749,974. For more information on the awards granted during 2021, see the Grants of Plan-Based Awards table (page 32).

(2)

For Messrs. Stevenson, Graham, Roberts and Graves and Ms. White, these amounts represent Company matching contributions to the recipient’s 401(k) plan account up to the limits for such plans under federal income tax rules.

2022 Proxy Statement | PRA Group 31

Compensation Tables

Grants of Plan-Based Awards

The following table presents, for each of our NEOs, information concerning awards under our 2013 Equity Plan and Annual Bonus Plan during 2021.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Kevin P. Stevenson	STI		$0	$950,000	$5,000,000
	RSU	3/7/2021							43,391	$1,624,993
	PSU	3/7/2021				0	43,391	86,782		$1,624,993

Peter M. Graham	STI		$0	$520,000	$5,000,000
	RSU	3/7/2021							17,356	$649,982
	PSU	3/7/2021				0	17,356	34,712		$649,982

Steven C. Roberts	STI		$0	$520,000	$5,000,000
	RSU	3/7/2021							16,021	$599,986
	PSU	3/7/2021				0	16,021	32,042		$599,986

Christopher B. Graves	STI		$0	$485,000	$5,000,000
	RSU	3/7/2021							12,016	$449,999
	PSU	3/7/2021				0	12,016	24,032		$449,999

Laura B. White	STI		$0	$400,000	$5,000,000
	RSU	3/7/2021							10,013	$374,987
	PSU	3/7/2021				0	10,013	20,026		$374,987

(1)

During 2021, our NEOs were awarded the following plan-based awards: annual short-term incentive award (“STI”) under our Annual Bonus Plan and time-based RSUs and performance-based PSUs under our LTIP. Vesting of the PSUs is based on three components (Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income) and subject to the TSR Cap.

(2)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000 at maximum.
(3)	The amounts represent the range of possible payouts of the PSUs from 0% at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria are not met.
(4)	The amounts represent RSUs. One-third vests on each anniversary of the grant date over three years.
(5)

The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number RSUs and the target amount for the PSUs. The fair value of the RSUs and the PSUs is the closing price of our common stock on the grant date, which was $37.45.

32 PRA Group | 2022 Proxy Statement

Compensation Tables

Outstanding Equity Awards at Fiscal-Year End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2021. No options were outstanding as of December 31, 2021.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares Units or Other Rights That Have) Not Vested ($)(2)(3)
Kevin P. Stevenson	3/7/2019	44,201	$2,219,332	14,734	$739,794
	3/7/2020	35,220	$1,768,396	23,480	$1,178,931
	3/7/2021	43,391	$2,178,662	43,391	$2,178,662
Peter M. Graham	3/7/2019	15,912	$798,942	5,304	$266,314
	3/7/2020	11,527	$578,771	7,684	$385,814
	3/7/2021	17,356	$871,445	17,356	$871,445
Steven C. Roberts	3/7/2019	14,144	$710,170	4,715	$236,740
	3/7/2020	11,527	$578,771	7,684	$385,814
	3/7/2021	16,021	$804,414	16,021	$804,414
Christopher B. Graves	3/7/2019	12,376	$621,399	4,126	$207,166
	3/7/2020	8,965	$450,133	5,976	$300,055
	3/7/2021	12,016	$603,323	12,016	$603,323
Laura B. White	3/7/2019	7,072	$355,085	2,358	$118,395
	3/7/2020	6,404	$321,545	4,268	$214,296
	3/7/2021	10,013	$502,753	10,013	$502,753

(1)

The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date, (b) 100% on the third anniversary of the award date or (c) pursuant to the terms of the respective LTIP, based on the achievement of stated performance goals. (See page 26 for a description of the LTIP).

(2)	The amounts represent the fair market value using $50.21, closing price of our common stock on December 31, 2021.
(3)

The performance component of the LTIP awards will not vest or be awarded if we do not achieve the minimum threshold performance targets, as described more fully on page 26. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance and the application of the TSR Cap.

2022 Proxy Statement | PRA Group 33

Compensation Tables

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting of RSUs and PSUs during 2021 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. During 2021, we had no stock options outstanding and awarded no stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin P. Stevenson	59,235	$2,218,351
Peter M. Graham	30,145	$1,158,885
Steven C. Roberts	26,962	$1,037,322
Christopher B. Graves	28,113	$1,082,786
Laura B. White	19,055	$ 736,908

(1)  The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of our common stock on the day prior to the vesting date.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Award Type	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Kevin P. Stevenson	PSU	3/7/2021	33,918	$37.45	$1,270,229
	RSU	3/7/2021	25,317	$37.45	$948,122
Peter M. Graham	PSU	3/7/2021	5,753	$37.45	$215,450
	RSU	1/1/2021	13,554	$39.66	$537,552
	RSU	3/7/2021	10,838	$37.45	$405,883
Steven C. Roberts	PSU	3/7/2021	4,601	$37.45	$172,307
	RSU	1/1/2021	12,048	$39.66	$477,824
	RSU	3/7/2021	9,911	$37.45	$371,167
	RSU	6/15/2021	402	$39.86	$16,024
Christopher B. Graves	PSU	3/7/2021	5,753	$37.45	$215,450
	RSU	1/1/2021	13,554	$39.66	$537,552
	RSU	3/7/2021	8,806	$37.45	$329,785
Laura B. White	PSU	3/7/2021	3,106	$37.45	$116,320
	RSU	1/1/2021	10,542	$39.66	$418,096
	RSU	3/7/2021	5,407	$37.45	$202,492

(1)  Final payment of PSUs earned under the 2019 LTIP for the three-year period ended December 31, 2021, was determined on February 16, 2022 after the Compensation Committee certified the Company’s financial results and are not included in this table.

(2)  Closing market price of our common stock to calculate value of shares at vesting is the day prior to the vesting date.

34 PRA Group | 2022 Proxy Statement

Compensation Tables

Post-Employment Compensation Arrangements

Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation and confidentiality restrictive covenants. None of our NEOs are provided with any type of excise tax reimbursement or gross-up.

2022 Proxy Statement | PRA Group 35

Compensation Tables

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2021 and an assumed termination date of December 31, 2021. Because the assumed termination date is December 31, 2021, we have used the full year target non-equity incentive plan awards. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment.

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1) ($)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2) ($)	Disability ($)	Death ($)

Kevin P. Stevenson	Severance Payment – Salary	$1,900,000	$1,900,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$1,900,000	$1,900,000	$0	$0
	Pro-Rata Bonus(3)	$950,000	$950,000	$950,000	$950,000
	Equity(4)	$0	$10,263,778	$10,263,778	$10,263,778
	Benefits	$28,585	$28,585	$0	$0
	Total	$4,778,585	$15,042,363	$11,213,778	$11,213,778

Peter M. Graham	Severance Payment –Salary	$520,000	$780,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$520,000	$780,000	$0	$0
	Pro-Rata Bonus(3)	$520,000	$520,000	$520,000	$520,000
	Equity(4)	$0	$3,772,729	$3,772,729	$3,772,729
	Benefits	$28,585	$28,585	$0	$0
	Total	$1,588,585	$5,881,314	$4,292,729	$4,292,729

Steven C. Roberts	Severance Payment – Salary	$500,000	$750,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$500,000	$750,000	$0	$0
	Pro-Rata Bonus(3)	$500,000	$500,000	$500,000	$500,000
	Equity(4)	$0	$3,520,324	$3,520,324	$3,520,324
	Benefits	$19,452	$19,452	$0	$0
	Total	$1,519,452	$5,539,776	$4,020,324	$4,020,324

Christopher B. Graves	Severance Payment – Salary	$485,000	$727,500	$0	$0
	Severance Payment – Non-Equity Incentive Award	$485,000	$727,500	$0	$0
	Pro-Rata Bonus(3)	$485,000	$485,000	$485,000	$485,000
	Equity(4)	$0	$2,785,400	$2,785,400	$2,785,400
	Benefits	$28,779	$28,779	$0	$0
	Total	$1,483,779	$4,754,179	$3,270,400	$3,270,400

Laura B. White	Severance Payment – Salary	$500,000	$750,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$400,000	$600,000	$0	$0
	Pro-Rata Bonus	$400,000	$400,000	$400,000	$400,000
	Equity(4)	$0	$2,014,827	$2,014,827	$2,014,827
	Benefits	$28,944	$28,944	$0	$0
	Total	$1,328,944	$3,793,771	$2,414,827	$2,414,827

(1)

For Mr. Stevenson, severance for termination without Cause/Constructive Termination, as set forth in his employment agreement, provides two years’ salary, two times the annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Messrs. Graham’s, Roberts’ and Graves’ and Ms. White’s employment agreements, severance for termination without Cause/Constructive Termination, provides one salary and one and one-half times the employee’s annual non-equity incentive award target and subsidized COBRA reimbursements for 18 months.

(2)

NEOs receive severance payments and vesting of equity grants accelerate in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control.

(3)

Pro-rata bonus (based upon actual Company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to disability, as set forth in the employment agreements, (c) death, or (d) nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.

(4)

Equity values represent immediate vesting of all unvested equity grants upon involuntary termination without Cause/Constructive Termination in connection with a change in control, death and disability and are based on the closing price of our common stock ($50.21) on December 31, 2021 of all unvested equity grants as of December 31, 2021.

36 PRA Group | 2022 Proxy Statement

Compensation Tables

CEO Pay Ratio

For 2021, our last completed fiscal year:

•	the annual total compensation of our median employee was $54,208;

•	the annual total compensation of our CEO was $5,636,586; and

•	we estimate that the ratio of the annual total compensation of our CEO to our median employee was 104 to 1.

In accordance with SEC rules, we selected a median employee for 2021 who had compensation that was similar to our 2020 median employee because our 2020 median employee terminated employment in 2021. We believe there has been no change in our employee compensation arrangements or employee population that would result in a significant change to our pay ratio disclosure for 2021, and we did not re-identify a median employee for 2021.

Based on our payroll and employment records, we identified the median employee from an employee population of 3,907 individuals on September 30, 2020. Our employee population included all employees as of September 30, 2020. We included the following pay elements in the total compensation for each employee:

•	salary received;

•	overtime pay received; and

•	incentive compensation payments received.

We identified our median employee for 2020 by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.

We calculated the annual total compensation for our 2021 median employee using the same methodology used to calculate our CEO’s annual total compensation for 2021 as reported in the Summary Compensation Table in this Proxy Statement.

2022 Proxy Statement | PRA Group 37

Proposal 4: Approval of 2022 Omnibus Incentive Plan

On April 28, 2022, our Board of Directors approved the Company’s 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan” or “Plan”), subject to the approval of our stockholders at the Annual Meeting. The following summary of the principal features of the Omnibus Incentive Plan is qualified in its entirety by reference to the full text of the Omnibus Incentive Plan, which is attached to this Proxy Statement as Appendix A.

The Omnibus Incentive Plan, if approved, will allow us to continue to provide our key employees compensation in the form of long-term equity incentive awards, such as stock options, RSUs, stock appreciation rights (“SAR”) and restricted stock. Equity incentives form an integral part of the compensation paid to many of our employees, particularly those in positions of key importance such as our NEOs. We believe that approval of the Plan is therefore critical to our ability to continue to attract, retain, engage and focus highly motivated and qualified employees. After the date of the approval of the Omnibus Incentive Plan by our stockholders, no awards may be granted under our 2013 Equity Plan.

Summary of the Omnibus Incentive Plan

Purpose of the Omnibus Incentive Plan. The purpose of the Omnibus Incentive Plan is to assist us in attracting and retaining selected individuals who, serving as our employees, directors, consultants and/or advisors, are expected to contribute to our success and to achieve long-term objectives that will benefit our stockholders through the additional incentives inherent in the awards under the Plan.

Shares Available. The maximum number of shares of our common stock that are available for awards under the Omnibus Incentive Plan (subject to the adjustment provisions described under “Adjustments upon Changes in Capitalization” below) is 4,300,000 shares, less one share for every one share granted under the 2013 Equity Plan after December 31, 2021. Any shares of common stock that are subject to stock options or other award granted under the Plan will be counted against this limit as one share of common stock for every one share of common stock granted.

If any shares of common stock subject to an award under the Omnibus Incentive Plan or, after December 31, 2021, any shares of common stock subject to an award under the 2013 Equity Plan (i) are forfeited or expire or (ii) an award terminates, is settled for cash or otherwise does not result in the issuance of all of the shares subject to the award (including payment in shares when a SAR is exercised), the shares subject to the award may be used again for awards under the Omnibus Incentive Plan to the extent of the forfeiture, expiration, termination, cash settlement or non-issuance.

Notwithstanding anything to the contrary, the following shares of common stock will not be added to the shares authorized for grant under the Plan: (i) shares tendered by a participant or withheld by us in payment of the purchase price of a stock option; (ii) shares tendered by a participant or withheld by us to satisfy any tax withholding obligation with respect to any awards granted under the Plan; (iii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options.

Shares of common stock subject to awards made under the Omnibus Incentive Plan in substitution or exchange for awards granted by a company acquired by us or a subsidiary, or with which we or a subsidiary combine (“Substitute Awards”), do not reduce the maximum number of shares that are available for awards under the Plan. In addition, the available shares under the Plan may be increased in connection with an acquisition or merger in accordance with NASDAQ Listing Rule 5635-IM; i.e., by the shares remaining available under a pre-existing, stockholder approved plan of an acquired or merged company (adjusted to reflect the exchange or valuation ratio in the acquisition or merger) subject to other requirements of that rule.

The maximum number of shares of common stock that may be issued under the Plan pursuant to the exercise of “incentive stock options,” as defined in Section 422 of the Internal Revenue Code, is 1,800,000 shares.

Eligibility. Stock options, SARs, restricted stock awards, RSU awards, other share-based awards and performance awards may be granted under the Omnibus Incentive Plan. Stock options may be either incentive stock options or nonstatutory stock options. Awards may be granted under the Plan to any employee and non-employee member of the Board, and any consultant or advisor who is a natural person and provides services to us; incentive stock options may be granted only to our employees.

Awards to be Granted to Certain Individuals and Groups. As of March 31, 2022, 3,540 employees and non-employee directors would have been eligible to participate in the Omnibus Incentive Plan had it been effective. The Compensation Committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at

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Proposal 4: Approval of 2022 Omnibus Incentive Plan

which awards will be made, determines the number of shares subject to each such award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Limit on Awards to Directors. Under the Omnibus Incentive Plan, the maximum number of shares of our common stock subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year to such non-employee director, in respect of the director’s service as a member of our Board during such year (including service as a member or chair of any Committees of our Board), may not exceed $600,000 in total value (computed as of the grant date for an award in accordance with applicable financial accounting rules). The independent members of our Board may make exceptions to this limit for a non-executive chair of our Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation,

Administration. The Omnibus Incentive Plan will be administered by the Compensation Committee (or a subcommittee), which will consist of at least two members of our Board, each of whom must qualify as a “non-employee director” under Rule 16b-3 under the Exchange Act and an “independent director” under the rules of the principal U.S. national securities exchange on which the common stock is traded (the “Principal Exchange”), to the extent required by such rules. The Compensation Committee has the authority to determine the terms and conditions of awards, and to interpret and administer the Plan. The Compensation Committee may, to the extent not inconsistent with applicable law, including the rules of the Principal Exchange, (i) delegate to a committee of one or more directors the right to make awards and to cancel or suspend awards and otherwise take action on its behalf under the Omnibus Incentive Plan and (ii) authorize one or more officers to make awards to employees who are not directors or officers and cancel or suspend awards under the Plan to such employees. The authorization must specify the total number of shares that may be awarded.

Stock Options. The Compensation Committee may grant either non-qualified stock options or incentive stock options. A stock option entitles the recipient to purchase a specified number of shares of common stock at a fixed exercise price subject to terms and conditions set by the Compensation Committee, including conditions for exercise that must be satisfied, which typically will be based solely on continued provision of services. The exercise price of shares of common stock covered by a stock option cannot be less than 100% of the fair market value of the common stock on the date the option is granted (except for Substitute Awards). Fair market value of the common stock is generally equal to the closing price for the common stock on the Principal Exchange on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported), except for Substitute Awards. As of April 13, 2022, the closing price of our common stock as reported on the NASDAQ Stock Exchange was $44.65 per share.

In no event may any participant under the Plan receive incentive stock options that would cause the aggregate grant date fair value of all shares subject to incentive stock options exercisable for the first time by such participant in any calendar year to exceed $100,000. Any excess will be deemed a nonqualified stock option. Incentive stock options cannot be granted to a director or consultant of the Company.

The Omnibus Incentive Plan permits payment of the exercise price of stock options to be made by cash or cash equivalents, shares of common stock previously acquired by the participant, any other form of consideration approved by the Compensation Committee and permitted by applicable law (including withholding of shares of common stock that would otherwise be issued on exercise), or any combination thereof. A participant who is subject to Section 16 of the Exchange Act may direct us to withhold shares of common stock that would otherwise be issued on exercise to pay the exercise price and/or withholding taxes due on exercise. Stock options granted under the Plan expire no later than 10 years from the date of grant.

Stock Appreciation Rights. The Compensation Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the Omnibus Incentive Plan, and to grant SARs separately. The grant price of a SAR may not be less than 100% of the fair market value of a share of common stock on the date the SAR is granted (except for Substitute Awards). The term of a SAR may be no more than 10 years from the date of grant. SARs are subject to terms and conditions set by the Compensation Committee, including conditions for exercise that must be satisfied, which typically will be based solely on continued provision of services.

Upon exercise of a SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of our common stock or other property or any combination thereof, as the Compensation Committee may determine. Shares issued upon the exercise of SARs are valued at their fair market value as of the date of exercise.

Restricted Stock Awards. Restricted stock awards may be issued either alone or in addition to other awards granted under the Omnibus Incentive Plan and are also available as a form of payment of performance awards and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock awards,

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Proposal 4: Approval of 2022 Omnibus Incentive Plan

including the number of shares of common stock granted, and conditions for vesting that must be satisfied, which may be based principally or solely on continued provision of services, and also may include a performance-based component. Unless otherwise provided in the award agreement, the holder of a restricted stock award will have the rights of a stockholder from the date of grant of the award, including the right to vote the shares of common stock and the right to receive cash dividends and share and property distributions on the shares (subject to the requirements for dividends on restricted stock as described under “Dividends; Dividend Equivalents” below).

Restricted Stock Unit Awards. Awards of RSUs having a value equal to an identical number of shares of common stock may be granted either alone or in addition to other awards granted under the Omnibus Incentive Plan and are also available as a form of payment of performance awards granted under the Omnibus Incentive Plan and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of RSUs, including conditions for vesting that must be satisfied, which may be based principally or solely on continued provision of services, and also may include a performance-based component. The holder of an RSU award will not have any of the rights of a stockholder, including voting rights with respect to the award (provided that dividend equivalents may be granted). Any cash dividends and share and other property distributed with respect to the award will be subject to the requirements for dividend equivalents on RSUs as described under “Dividends; Dividend Equivalents” below.

Other Share-Based Awards. The Omnibus Incentive Plan also provides for the award of shares of common stock and other awards that are valued by reference to common stock or other property (“Other Share-Based Awards”). Such awards may be granted alone or in addition to other awards under the Plan. Other Share-Based Awards may be paid in cash, shares of common stock or other property or a combination thereof, as determined by the Compensation Committee. The Compensation Committee determines the terms and conditions of Other Share-Based Awards, including any conditions for vesting that must be satisfied.

Performance Awards. Performance awards provide participants with the opportunity to receive shares of common stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Compensation Committee. Subject to the share limit and maximum dollar value set forth above under “Limits on Awards to Participants,” the Compensation Committee has the discretion to determine (i) the number of shares of common stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals. The performance period for performance awards will not be shorter than one year unless the award is not payable in shares. Performance awards may be paid in a lump sum or in installments or on a deferred basis subject to the requirements of Section 409A of the Internal Revenue Code.

Dividends; Dividend Equivalents. Awards other than options and SARs may, if determined by the Compensation Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends, declared with respect to shares of common stock covered by an award. Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, RSU or other share based awards will be subject to the same restrictions and risk of forfeiture as the underlying award.

No Repricing. The Omnibus Incentive Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization” below or in connection with a change in control of the Company) unless stockholder approval is obtained. For purposes of the Plan, a “repricing” means (i) a reduction in the exercise price of an option or the grant price of a SAR, (ii) the cancellation of an option or SAR in exchange for cash or another award under the Plan if the exercise price or grant price of the option or SAR is greater than the fair market value of the common stock or (iii) any other action with respect to an option or SAR that may be treated as a repricing under the rules of the Principal Exchange.

Nontransferability of Awards. No award under the Omnibus Incentive Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, is transferable other than by will or the laws of descent and distribution, and an award may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative, except that the Compensation Committee may provide in an award agreement that a participant may transfer an award without consideration to certain family members, family trusts or other family-owned entities, or for charitable donations under such terms and conditions determined by the Compensation Committee.

Adjustments upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a non-extraordinary cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our common stock or the value thereof, adjustments to the Omnibus Incentive Plan and awards will be made (in accordance with Sections 409A and

40 PRA Group | 2022 Proxy Statement

Proposal 4: Approval of 2022 Omnibus Incentive Plan

424 of the Internal Revenue Code, as applicable) in order to prevent dilution or enlargement of the rights of participants that would otherwise result from such transaction or change, including adjustments in the number and class of shares of stock available for awards under the Plan, the number, class and exercise or grant price of shares subject to awards outstanding under the Plan.

Termination of Employment. The Compensation Committee will determine and set forth in the award agreement whether any awards will continue to be exercisable on and after the date the participant ceases to be employed by, or to otherwise provide services to, us, whether by reason of death, disability, voluntary or involuntary termination of employment or service, or otherwise.

Clawback. The Omnibus Incentive Plan provides that in the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award. In addition, all awards (and the benefits derived from the awards) are subject to recovery by us if required by rules adopted by the SEC or the NASDAQ Stock Exchange to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation or law.

Amendment and Termination. The Omnibus Incentive Plan may be amended or terminated by our Board except that stockholder approval is required for any amendment to the Plan that increases the number of shares of our common stock available for awards thereunder, expands the types of awards available, materially expands the class of persons eligible to participate in the Plan, permits the grant of options or SARs with an exercise or grant price of less than 100% of fair market value on the date of grant, amends the provisions prohibiting the repricing of stock options and SARs as described above under “No Repricing,” increases the limits on shares subject to awards or the dollar value payable with respect to performance awards, or takes any action with respect to an option or SAR that may be treated as a repricing under the rules of the Principal Exchange. No amendment or termination may materially impair a participant’s rights under an award previously granted under the Plan without the written consent of the participant.

The Omnibus Incentive Plan will expire on the 10th anniversary of the date of its approval by our stockholders, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the Omnibus Incentive Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.

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Proposal 4: Approval of 2022 Omnibus Incentive Plan

The participant will not realize ordinary income on the grant of a RSU award, (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares of common stock acquired under a restricted stock award, performance award or RSU award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction. We generally will be entitled to a tax deduction in connection with an award under the Omnibus Incentive Plan, subject to the provisions of Section 162(m) of the Internal Revenue Code, in an amount equal to the ordinary income realized by a participant at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). Section 162(m) limits the deductibility of compensation paid to the CEO, the CFO and the next three most highly compensated executive officers. Under Section 162(m), the annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1,000,000.

Grants under the Omnibus Incentive Plan

There have been no grants under the Omnibus Incentive Plan; accordingly, the benefits or amounts that will be received as a result of the Omnibus Incentive Plan are not currently determinable.

The following table sets forth aggregated information about the 2013 Equity Plan under which equity securities of the Company are authorized for issuance as of December 31, 2021:

Plan Category	Number of Securities Authorized for Issuance Under the Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,400,000	1,322,545	$ 0	3,414,768
Equity compensation plans not approved by stockholders	None	None	N/A	None
Total	5,400,000	1,322,545	$ 0	3,414,768

The number of securities remaining available for future issuance in the last column of the table above will no longer be available for future grants if the Omnibus Incentive Plan is approved by our stockholders.

There were no outstanding stock options as of December 31, 2021 (and no stock options have been issued in 2022). The number of securities in the third column of the table above consist of time-based and performance-based restricted stock awards.

As of the Record Date, there were a total of 40,149,549 shares of our common stock outstanding.

The following table sets forth the number of time-based restricted stock granted by the Company in the years indicated (no stock options were granted in any of those years). In addition, the table provides the number of shares of performance-based restricted stock earned and the weighted average number of shares of common stock outstanding in the year indicated.

Year	Number of Options Granted	Number of Shares of Time- Based Restricted Stock Granted	Number of Shares of Earned Performance-Based Restricted Stock	Weighted Average Number of Shares of Common Stock Outstanding
2021	N/A	312,294	99,175	45,008,402
2020	N/A	256,032	35,950	45,585,339
2019	N/A	330,156	222,309	45,416,258

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2022 OMNIBUS INCENTIVE PLAN.

42 PRA Group | 2022 Proxy Statement

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2022 by:

•	each of our directors;

•	each of our NEOs;

•	all of our current directors and executive officers as a group; and

•	each person known by us to own beneficially more than 5% of our common stock.

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of March 31, 2022.

Name	Number of Shares Beneficially Owned		Percentage of Class
Vikram A. Atal	20,008		*
Danielle M. Brown	10,023		*
Marjorie M. Connelly	14,243		*
John H. Fain	28,053		*
Steven D. Fredrickson	119,754		*
Peter M. Graham	37,908		*
Christopher B. Graves	43,579		*
James A. Nussle	24,373		*
Brett L. Paschke	7,598		*
Steven C. Roberts	25,928		*
Kevin P. Stevenson	324,091		*
Scott M. Tabakin	53,050		*
Peggy P. Turner	0		*

Lance L. Weaver	19,472	(1)	*
Laura B. White	9,767		*
All directors and executive officers as a group (17 persons)	788,318		2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,731,046	(2)	17.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,600,880	(3)	10.6%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,008,359	(4)	6.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street. Baltimore, MD 21202	2,700,669	(5)	6.1%
Turtle Creek Asset Management, Inc. 40 King Street West, Suite 5100 Toronto, Ontario M5H 3Y2 Canada	2,641,252	(6)	6.1%

* Represents less than 1% of our outstanding common stock.

(1)  These shares are held by trust and are considered beneficially owned by Mr. Weaver.

(2)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on January 28, 2022, BlackRock, Inc. is the beneficial owner of 7,731,046 shares of our common stock with sole power to vote or direct the vote of 7,521,450 shares and sole power to dispose or to direct the disposition of these 7,731,046 shares.

2022 Proxy Statement | PRA Group 43

Security Ownership

(3)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group is the beneficial owner of 4,600,880 shares of our common stock with shared power to vote or direct the vote of 39,870 shares, sole power to dispose or to direct the disposition of 4,520,450 shares, and shared power to dispose or direct the disposition of 80,430 shares.

(4)

Based solely on information disclosed in a Schedule 13G filed with the SEC on February 4, 2022, by Wellington Management Group LLP (“WMG”), Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”), WGH, WIAH and WMC and certain investment advisers are subsidiaries of WMG. Each of WMG, WGH and WIAH has shared power to vote or direct the vote of 2,351,479 shares of our comman stock and shared power to dispose or direct the disposition of 3,008,359 shares. WMC has shared power to vote or direct the vote of 2,304,765 shares and shared power to dispose or direct the disposition of 2,841,228 shares.

(5)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2022, T. Rowe Price Associates, Inc. is the beneficial owner of 2,700,669 shares of our common stock with sole power to vote or direct the vote of 704,631 shares and sole power to dispose or to direct the disposition of 2,700,669 shares.

(5)

Based solely on information disclosed in a Schedule 13G filed with the SEC on February 14, 2022, Turtle Creek Asset Management Inc. is the beneficial owner of 2,641,252 shares of our common stock for which it possesses sole power to vote or direct the vote and sole power to dispose or direct the disposition of such shares.

44 PRA Group | 2022 Proxy Statement

Voting Instructions and Other Information

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name (in which case you are considered the “beneficial owner”). Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder – If your shares are registered directly in your name with Continental Stock Transfer & Trust, our transfer agent, you are considered the stockholder of record, or record holder, with respect to those shares, and we are providing the Notice of Internet Availability of Proxy Materials directly to you. As the record holder, you have the right to vote during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided the Notice of Internet Availability of Proxy Materials or voting instruction card by your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with the Notice of Internet Availability of Proxy Materials or a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares during the Annual Meeting unless you provide a legal proxy, executed in your favor, from the record holder during registration for the Annual Meeting.

For instructions on voting your shares during the Annual Meeting, see “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 1 of this Proxy Statement.

Internet Availability of Proxy Materials and Annual Report

We are making available our proxy materials and our 2021 Form 10-K on the internet. Instructions on how to access and review these materials on the internet can be found on your Notice of Internet Availability of Proxy Materials, proxy card and voting instruction card. Stockholders may also view our proxy materials and our 2021 Form 10-K on our website at www.pragroup.com. In addition, stockholders may request that our proxy materials be sent in printed form by mail or electronically by email on an ongoing basis, by following the instructions on the Notice of Internet Availability of Proxy Materials.

How to Vote

If you are a record holder, we encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet

You may vote through the internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting through the internet. If you want to vote through the internet, you must do so before 11:59 p.m. Eastern Time on June 8, 2022. If you vote through the internet, you do not need to return a proxy card.

Phone

You may vote by calling (866) 804-9616. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m. Eastern Time on June 8, 2022. If you vote by telephone, you do not need to return a proxy card.

Mail

If you requested and received a printed copy of the proxy card, you may vote by mail by signing and dating your proxy card and mailing it in the postage-prepaid envelope provided in response to request for printed copies of the proxy materials.

If you are a beneficial owner, we encourage you to vote before the Annual Meeting by following the instructions provided to you by your broker, bank or other nominee.

Revoking Your Proxy

If you are a record holder, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by subsequently providing internet or telephone voting instructions, by providing a later dated proxy card (if you requested and received a paper copy of the proxy card) or by voting during the webcast of the Annual Meeting by following the instructions available on the Annual Meeting website. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com.

2022 Proxy Statement | PRA Group 45

Voting Instructions and Other Information

If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote during the Annual Meeting and should refer to the instructions provided by your broker, bank or other nominee on how to revoke your voting instructions. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by our Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or during the webcast of the Annual Meeting and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

We will bear the entire cost of proxy solicitation and have engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $16,000 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by our directors, officers and other employees who will not receive any additional compensation for such solicitation.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” Therefore, if your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want your vote to count.

The ratification of the appointment of EY as the Company’s independent registered public accounting firm (Proposal 2) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you.

On the other hand, all other matters (the election of directors (Proposal 1), the approval on a non-binding, advisory basis of the compensation of our NEO’s (Proposal 3) and the approval of our 2022 Omnibus Incentive Plan (Proposal 4)) are considered non-routine matters. As a result, if you do not provide specific instructions, the entity that holds your shares will not have the authority to vote those shares.

If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares in more than one account. To ensure all of your shares are voted, you must vote once for each account in which you hold shares by following the instructions on each Notice of Internet Availability of Proxy Materials or voting instruction card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on December 29, 2022.

Our By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting but are not submitted for inclusion in the Company’s proxy materials. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than February 9, 2023 and no later than March 11, 2023. The notice must meet other requirements contained in our By-Laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

46 PRA Group | 2022 Proxy Statement

Voting Instructions and Other Information

Other Information

You may request printed copies of this Proxy Statement and our 2021 Form 10-K by contacting our Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

150 Corporate Boulevard

Norfolk, VA 23502

This Proxy Statement, our 2021 Form 10-K and other filings made by the Company with the SEC may also be obtained from the SEC’s EDGAR database at www.sec.gov. Additionally, our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Code of Conduct, written charters for each of our Board’s standing Committees, Human Rights Statement, Political Contribution Statement and ESG information can be found on the Investors page of our website at www.pragroup.com.

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

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APPENDIX A

PRA GROUP, INC.

2022 OMNIBUS INCENTIVE PLAN

PRA Group, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the PRA Group, Inc. 2022 Omnibus Incentive Plan (the “Plan”).

1. PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award or Performance Award granted pursuant to the provisions of the Plan.

2.2. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3. “Board” shall mean the Board of Directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “Independent Director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

2.6. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.

2.7. “Director” shall mean a member of the Board who is not an employee.

2.8. “Dividend Equivalents” shall have the meaning set forth in Section 11.6.

2.9. “Employee” shall mean any employee of the Company or any Subsidiary.

2.10. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11. “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average of the closing bid and asked prices of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in accordance with Section 409A of the Code to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.12. “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

48 PRA Group | 2022 Proxy Statement

Appendix A

2.13. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.14. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.15. “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.16. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Section 9.

2.17. “Performance Cash” shall mean any cash incentives granted pursuant to Section 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.18. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.19. “Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.20. “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.21. “Permitted Assignee” shall have the meaning set forth in Section 11.3.

2.22. “Prior Plan” shall mean the Company’s 2013 Omnibus Incentive Plan.

2.23. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.24. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.25. “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.26. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1

2.27. “SEC” means the Securities and Exchange Commission.

2.28. “Shares” shall mean the shares of common stock of the Company, $0.01 par value.

2.29. “Stock Appreciation Right” shall mean a right granted to a Participant pursuant to Section 6.

2.30. “Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the relevant time each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other entities in the chain.

2.31. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.32. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

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3. SHARES SUBJECT TO THE PLAN

3.1. Number of Shares.

(a) Subject to adjustment as provided in Section 11.2, the maximum aggregate number of shares that shall be authorized for Awards granted under the Plan is 4,300,000 Shares, less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2021. After the Effective Date of the Plan, no awards may be granted under the Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan or (ii) after December 31, 2021 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a stock appreciation right), then in each such case the Shares subject to the Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan on a one-for-one basis.

(c) Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Awards, (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 3.3, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, the Company may increase the number of Shares available for Awards under the Plan in connection with an acquisition or merger in accordance with NASDAQ Listing Rule 5635-IM.

3.2. Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as are sufficient to satisfy the requirements of this Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3. Limit on Non-Employee Director Compensation. Notwithstanding any other provision of the Plan to the contrary, the maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $600,000 in total value (computed as of the date of grant in accordance with applicable financial accounting rules). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4. ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) of each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement;

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(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations, appoint such agents and delegate such of its duties (subject to paragraph (c) of this Section 4.2) as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will include Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c) To the extent not inconsistent with applicable law, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) authorize one or more officers to do one or more of the following with respect to Employees who are not directors or officers of the Company (A) designate Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

5. OPTIONS

5.1. Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements. All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Exercise Price. Other than in connection with Substitute Awards, the exercise price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the exercise price per share shall be no less than one hundred ten percent (110%) of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 11.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per Share of an Option after it is granted, (b) cancel an Option when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 10.3), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

5.4. Option Term. The term of each Option shall be fixed by the Committee in the applicable Award Agreement in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability if specified in the Award Agreement when the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary. Notwithstanding the foregoing, in the event that on the last day of the term of an Option (other than an Incentive Stock Option and to the extent permitted by Section 409A of the Code) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

5.5. Exercise of Options.

(a) The Award Agreement shall specify when applicable Options vest and become exercisable. Vested Options granted under the Plan shall be exercised by the Participant (or by a Permitted Assignee thereof or the Participant’s executors,

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administrators, guardian or legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in the applicable Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing; provided, however, that, to the extent required by applicable law, the Participant must pay in cash an amount not less than the aggregate par value (if any) of the Shares being acquired. The notice of exercise, accompanied by payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share (and any fractional Share shall be settled in cash). A Participant who is subject to Section 16 of the Exchange Act may direct the Company to withhold Shares otherwise to be delivered upon the issuance or exercise of an Award in order to pay the exercise price and/or withholding taxes due on such Award, as applicable.

(c) Notwithstanding the foregoing, an Award Agreement may provide that if, on the last day of the term of an Option the Fair Market Value of one Share exceeds the exercise price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, that any fractional Share shall be settled in cash.

5.6. Form of Settlement. In its sole discretion, the Committee may provide at the date of grant of an Option that the Shares to be issued upon such Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7. Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any subsidiary (within the meaning of Section 424(f) of the Code), subject to the requirements of Section 422 of the Code. The Committee may not grant Incentive Stock Options under the Plan to any Participant which would permit the aggregate Fair Market Value (determined on the date of grant) of Shares with respect to the Incentive Stock Options (under this Plan or any other Plan of the Company and any Subsidiaries) that are exercisable for the first time by such Participant during any calendar year to exceed one hundred thousand dollars ($100,000). Any excess shall be deemed a nonqualified stock option. Incentive Stock Options cannot be granted to a Director or Consultant. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 1,800,000 Shares, subject to adjustment as provided in Section 11.2.

6. STOCK APPRECIATION RIGHTS

6.1. Grant. The Committee may grant Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) The Committee shall determine in its sole discretion in the applicable Award Agreement the date or dates on which such Stock Appreciation Rights vest and become exercisable.

(b) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right.

(c) The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof. Unless otherwise provided in an Award Agreement, Stock Appreciation Rights shall be settled in whole Shares.

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(d) The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(e) The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2, and (ii) have a term not greater than ten (10) years, except in the event of death or disability if specified in the Award Agreement when the Stock Appreciation Right is granted. Notwithstanding clause (ii) of the preceding sentence and to the extent permitted by Section 409A of the Code, in the event that on the last day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(f) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not otherwise expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section 6.2, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(g) Without the approval of the Company’s stockholders, other than pursuant to Section 11.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award, or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants. Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) shall be paid to the Company or any Subsidiary by a Participant as a condition precedent to the grant of Restricted Stock or Restricted Stock Units, subject to such minimum consideration as may be required by applicable law.

7.2. Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units. Except as otherwise provided in the Award Agreement, the Participant shall have, in respect of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Section 7.3. A Participant who holds a Restricted Stock Unit Award shall have no rights as a stockholder of the Company, including voting rights with respect to such Award (provided that Dividend Equivalents may be granted). Notwithstanding the provisions of this Section 7.3, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4. Vesting Period. The Award Agreement shall specify the Vesting Period for the Restricted Stock or Restricted Stock Units.

7.5. Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Any such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Restricted Stock Units

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shall be settled in Shares (unless otherwise determined by the Committee in the Award Agreement) within thirty (30) days after the vesting of such Restricted Stock Units.

8. OTHER SHARE-BASED AWARDS

8.1. Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2. Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section 8.2, Dividend Equivalents with respect to the Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such Dividend Equivalents have been credited.

8.3. Vesting Period. The Award Agreement shall specify the Vesting Period, if any, for Other Share-Based Awards.

8.4. Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments, as specified in the Award Agreement.

9. PERFORMANCE AWARDS

9.1. Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon criteria as determined by the Committee in its discretion.

9.2. Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall include Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than one (1) year unless the Award is not payable in Shares. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment. Except as provided in Section 10, as provided by the Committee or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period (and in all events by December 31st of the year in which such Award becomes vested or within 2 1/2 months after vesting, if later). Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code, as provided in an Award Agreement.

10. CHANGE IN CONTROL PROVISIONS

10.1. Impact on Certain Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the right to provide that in the event of a Change in Control of the Company (as defined in Section 10.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or (y) converted into Restricted Stock or Restricted Stock Unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to Section 10.2.

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10.2. Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within twenty-four (24) months following such Change in Control (or such other period set forth in the Award Agreement) and under the circumstances specified in the Award Agreement or otherwise: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and will thereafter remain exercisable for thirty-six (36) months (or such other period of time set forth in the Award Agreement, but in no event beyond the stated term of the Option or Stock Appreciation Right), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards shall lapse, and such Other Share-Based Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 10.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

(d) Notwithstanding the foregoing, no such accelerated vesting or settlement shall occur with respect to any Award that is treated as “non-qualified deferred compensation” within the meaning of Section 409A of the Code if such accelerated vesting or settlement would violate the requirements of Section 409A of the Code.

10.3. Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence and actual consummation of either paragraph (a), b), or (c) below or any combination of said event(s), in each case as more fully defined in Section 409A and related Treasury Regulations:

(a) Change of Ownership of the Company. A change of ownership of the Company occurs on the date that any one person or persons acting as a group acquires ownership of the stock of the Company, that, together with stock held by such person or

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group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of the Company;

(b) Effective Change of Control. If the Company does not qualify under paragraph (a), above, then it may still meet the definition of Change of Control, on the date that either: (i) any one person, or more than one person, acting as a group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (ii) a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c) Change in Ownership of Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person, or more than one person acting as a group, acquires or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons assets from the Company that have a total fair market value equal to more than sixty-five percent (65%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

11. GENERALLY APPLICABLE PROVISIONS

11.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders to the extent required by such applicable law, including the rules of any applicable stock exchange, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 11.2), (b) expand the types of awards available under the Plan, (c) expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2 to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, or (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified in Section 6.2.The Board may not (except pursuant to Section 11.2 or in connection with a Change in Control), without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or another Award or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

11.2. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a non-extraordinary cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, adjustments and other substitutions shall be made to the Plan and to Awards by the Committee (in accordance with Sections 409A and 424 of the Code, as applicable) in order to prevent dilution or enlargement of the rights of Participants that would otherwise result from such transaction or change, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and grant price or exercise price of securities subject to outstanding Awards granted under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number.

11.3. Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of the Participant and/or solely the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award (including, without limitation, vesting, settlement and forfeiture conditions, which shall continue to apply as if no such transfer occurred) and shall execute an agreement satisfactory to the

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Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 11.3. No Award that constitutes deferred compensation under Section 409A of the Code may be transferred.

11.4. Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

11.5. Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred in accordance with Section 409A of the Code

11.6. Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option, Stock Appreciation Right or Restricted Stock Award may, if so determined by the Committee, be entitled to receive, upon vesting of the Award, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. Dividend Equivalents shall be subject to the same vesting or performance conditions as the underlying Award.

12. MISCELLANEOUS

12.1. Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

12.2. Tax Withholding. The Company shall have the right, but not the obligation, to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right, but not the obligation, to withhold from wages or other amounts otherwise payable to a Participant (or Permitted Assignee) such withholding taxes as may be required by law, or to otherwise require the Participant (or Permitted Assignee) to pay such withholding taxes. If the Participant (or Permitted Assignee) shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind (including by withholding Shares) otherwise due to such Participant (or Permitted Assignee) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized, but not required, to establish procedures for election by Participants (or Permitted Assignee) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant (or Permitted Assignee) or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award. A Participant who is subject to Section 16 of the Exchange Act may direct the Company to withhold Shares otherwise to be delivered upon the issuance or exercise of an Award in order to pay the exercise price and/or withholding taxes due on such Award, as applicable.

12.3. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

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12.4. Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.5. Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that:

(a) In the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any Award, the amount, payment or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines that based on the results of the restatement, a lesser amount or portion of an Award should have been paid or vested, it may (i) cancel all or any portion of any outstanding Awards and (ii) require any Participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the period beginning twelve (12) months preceding the date of the restatement and ending with the date of cancellation of any outstanding Awards.

(b) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates any non-competition, non-solicitation or non-disclosure covenant or agreement between such Participant and the Company or Subsidiary or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled for no consideration and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the employment or other service of the Participant and for one year thereafter or such other time period specified in the Award Agreement.

12.6. Clawback Provision. All Awards and all benefits derived by a Participant from any Award shall be subject to recovery by the Company in such circumstances and on such terms and conditions as may be prescribed by the Committee at any time or from time to time pursuant to any policy adopted by the Company to ensure, or otherwise to ensure, compliance with any rules, regulations or listing standards adopted by the Securities and Exchange Commission or the NASDAQ Stock Exchange to implement Section 10D of the Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or with any other applicable rule, regulation or law.

12.7. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.8. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company or a Subsidiary. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or Board of Directors of the applicable Subsidiary (or as may be required by the terms of such plan).

12.9. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.10. Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the Shares are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other

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benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

12.11. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.12. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements shall be consistent with the unfunded status of the Plan.

12.13. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

12.14. Effective Date of Plan; Termination of Plan. The Plan shall be effective on June 9, 2022, subject to approval of the Plan by the holders of the majority of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth (10th) anniversary of the Effective Date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the date on which the Plan is approved by the Company’s stockholders. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

12.15. Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

12.16. Compliance with Section 409A of the Code. This Plan is intended to comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that is intended to comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code may be amended to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from taxes, interest and penalties under Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of, or gross up in connection with, any taxes, interest and or penalties owed by the Participant pursuant to Section 409A of the Code in the event that the Plan and/or any Award does not comply with and/or is not exempt from Section 409A of the Code. In the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code, and a payment or benefit provided for under the Plan would be subject to additional tax under Section 409A of the Code if such payment or benefit is paid within six (6) months after such Participant’s “separation from service” (as defined under Section 409A of the Code), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Section 409A of the Code shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Participant’s separation from service or (ii) the tenth business day following such Participant’s death.

12.17. No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares with respect to any Award, or (c) the sale of any Shares issued with respect to any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award,

(y) any Shares issuable with respect to any Award, or (z) the sale of any Shares issued upon exercise of any Award are not

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registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

12.18. Indemnity. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.19. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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Proxy Card

This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held at 9:30 a.m. Eastern Time on June 9, 2022 (the “Annual Meeting”). By signing this proxy, you hereby revoke all prior proxies and appoint Christopher D. Lagow and LaTisha O. Tarrant, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held virtually at 9:30 a.m. Eastern Time on June 9, 2022 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” proposals 2, 3 and 4 at the Annual Meeting and any adjournment or postponement thereof.

The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of April 28, 2022 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

All stockholders who wish to attend the Virtual Meeting must register by June 6, 2022 at 11:59 p.m. Eastern Time at: http://viewproxy.com/PRAGroup/2022/htype.asp

Important Notice Regarding the Availability of Proxy Materials for the PRA Group, Inc.

Annual Meeting of Stockholders to be held on June 9, 2022.

Our Proxy Statement and our 2021 Annual Report to Stockholders are available at: www.viewproxy.com/PRAGroup/2022

Please mark your votes in blue or black ink like this The Board of Directors recommends a vote FOR the election of each director nominee listed below and FOR proposals 2, 3 and 4. 1. Election of Directors Nominees for the Board of Directors are: (01) Vikram A. Atal FOR AGAINST ABSTAIN (02)Danielle M. Brown FOR AGAINST ABSTAIN (03) Marjorie M. Connelly FOR AGAINST ABSTAIN (04) John H. Fain FOR AGAINST ABSTAIN (05) Steven D. Fredrickson FOR AGAINST ABSTAIN (06) James A. Nussle FOR AGAINST ABSTAIN VIRTUAL CONTROL NUMBER (07) Brett L. Paschke FOR AGAINST ABSTAIN (08) Kevin P. Stevenson FOR AGAINST ABSTAIN (09) Scott M. Tabakin FOR AGAINST ABSTAIN (10) Peggy P. Turner FOR AGAINST ABSTAIN (11) Lance L. Weaver FOR AGAINST ABSTAIN 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. FOR AGAINST ABSTAIN 3. Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN 4. Approval of the Company’s 2022 Omnibus Incentive Plan. FOR AGAINST ABSTAIN 5. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: Signature (Title(s), if applicable) Signature (if held jointly) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by internet or telephone INTERNET Vote your proxy on the internet by 1:59 p.m. Eastern Time on June 8, 2022: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote your proxy by phone by 11:59 p.m. Eastern Time on June 8, 2022: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote your proxy by mail, which must be received by 11:59 p.m. Eastern Time on June 8, 2022: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.